Execution Version
PURCHASE AND SALE AGREEMENT
Loon and Red Earth Areas, Alberta

THIS AGREEMENT is made December 14th, 2017

BETWEEN:

BARNWELL OF CANADA, LIMITED,
a corporation with an office in Calgary, Alberta, (hereinafter "Vendor" as such term is described in this Agreement)

- and -

MOUNT BASTION OIL & GAS CORP.
a corporation with an office in Calgary, Alberta (hereinafter referred to as the "Purchaser")

WHEREAS Vendor has agreed to sell and convey all legal and beneficial right, title and interest in and to certain assets in the Loon and Red Earth Areas of Alberta, whether owned, held by Barnwell of Canada, Limited in its personal capacity, or which it has right, power and authority to convey and transfer to Purchaser as agent and attorney on behalf of others holding beneficial title in certain of such assets;

AND WHEREAS Purchaser has agreed to purchase and accept all such legal and beneficial right, title, estate and interest in and to the such assets owned or held by Vendor aforesaid on the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises, mutual covenants, agreements and warranties hereinafter set forth and contained, the Parties covenant and agree as follows:

ARTICLE 1
 INTERPRETATION
1.1	Definitions
In this Agreement, including the recitals, this Clause 1.1, and the Schedules, the following capitalized words and phrases shall have the following meanings:

(a)	"Abandonment and Reclamation Obligations" means all obligations to:
(i)
abandon the Wells and restore and reclaim the surface sites thereof, to decommission and remove the facilities and equipment comprised in the Tangibles, and restore and reclaim the surface sites thereof; and

(ii)	reclaim and restore the lands to which the surface rights relate (including the removal of all tailings ponds and the remediation of all associated and affected sites);
   all in accordance with good oil-and-gas-field practices, and in compliance with the Regulations;
(b)	"AC2 Form" means the Petroleum Registry of Alberta Query Capital and Operating Costs – AC2(V4) form to be completed for Closing regarding gas cost allowances calculations;
(c)	"AER" means the Alberta Energy Regulator;
(d)
"AFE" means authority for expenditure, unit budget, mail ballot, cash call, or any other approval given by the holder of a working interest in the Lands or Tangibles to conduct an operation, create or incur a financial obligation or accept a risk;

(e)
"Affiliate" means any company, person, partnership or other legal entity which controls or is controlled by a Party or which controls or is controlled by a company, person, partnership, or other legal entity which controls such Party;  "control" meaning the power to direct or cause the direction of the management and policies of the Party or the other company, person, partnership, or legal entity, as the case may be, whether directly or indirectly, through one or more intermediaries or otherwise, and whether by virtue of being the Party's trustee, owning  shares or other equity interests, or holding voting rights,   contractual rights, trust instruments,  partnership interests or any other such interests.  For certainty, a partnership which is a Party and which is comprised of corporations which are Affiliates shall be deemed to be an Affiliate of each such corporation and its other Affiliates;

(f)	"Agreement" means this document, together with the Schedules attached hereto and made a part hereof;
(g)	"Arbitration" means arbitration to be undertaken in accordance with Article 9;
(h)
"Assets" means all right, title, and estate in and to the Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests, either owned or held by Barnwell of Canada, Limited for itself in its personal capacity or which Barnwell of Canada, Limited holds as trustee and is empowered and authorized to sell as attorney and agent of the  Vendor Partners, whether such rights, title, estates and interests are beneficial or legal or both,  contingent or fixed, vested or unvested, and such term means and includes all of the interests described herein as being transferred and conveyed by Vendor, and set forth as "Vendor Interests" in Schedules "A", "C", "D", "E" and "F", but does not mean or include the Excluded Assets described in Schedule "G";

(i)	"Business Day" means any day upon which both Parties are open for normal business in Calgary, Alberta;
(j)	"Closing" means the transfer and conveyance of the Assets from Vendor to Purchaser and the completion of other matters incidental thereto;

(k)	"Closing Date" means the later of:
(i)	January 18th, 2018; and
(ii)	five (5) Business Days after the exercise, waiver or expiry by the effluxion of time of any and all Rights of First Refusal; or
   such other time and date as may be agreed to by the Parties;

(l)	"Closing Time" means 10:00 a.m. in Calgary, Alberta, on the Closing Date:
(m)
"Conveyance Documents" means all conveyances, assignments, registerable transfers, novations, bills of sale, licence transfers, AC2 forms, RMF2 forms, and other documents or instruments, other than the General Conveyance, which are reasonably required or desirable to convey, assign and transfer to Purchaser Vendor's rights, interests and obligations in and to the Assets, and to novate Purchaser in Vendor's place and stead with respect to all agreements affecting or relating to the Assets and all of Vendor's obligations relating thereto;

(n)	"Dollar" and "$" mean a dollar of lawful money of Canada;
(o)	"Effective Date" means 8:00 a.m. Calgary, Alberta time on October 1, 2017;
(p)
"Environment" means the components of the earth and the atmosphere and includes all layers of the atmosphere, ambient air, the soil, the surface and subsurface strata of land, groundwater and surface water (including lakes, rivers, streams, oceans and aquifers), all organic and inorganic matter and living organisms, and the interacting natural systems which include such components;

(q)	"Environmental Defect" means any Environmental Liabilities that would not be acceptable to a prudent purchaser of the Assets;
(r)
"Environmental Liabilities" means any and all environmental damage, contamination, or other adverse environmental conditions pertaining to or caused by any of the Assets or operations thereon or related thereto or existing within, upon or under the Lands, any lands upon which the Tangibles are located or any lands which are used to gain access to any of  the foregoing, however and by whomsoever caused, and whether caused by a breach of the applicable Regulations or otherwise, which occur or arise in whole or in part prior to, at or subsequent to Closing, and regardless of whether or not a reclamation certificate has been issued.  Without limiting the generality of the foregoing, such environmental damage or contamination or other environmental conditions shall to the extent applicable to the Assets include those arising from or relating to:

(i)	surface, underground, air, ground water, surface water or marine environment contamination;
(ii)	Abandonment and Reclamation Obligations;
(iii)	the breach of the applicable Regulations related to the Environment in effect at any time;

(iv)	the removal of or failure to remove foundations, structures or equipment;
(v)	the release, spill, escape or emission of toxic, hazardous or oilfield waste substances; and
(vi)	damages and losses suffered by Third Parties as a result of any of the occurrences in Paragraphs (i) through (v) of this Subclause 1.1(r);
(s)	"Excluded Assets" means the assets set forth on Schedule "G" hereto under the heading "Excluded Assets";
(t)	"Facilities" means the facilities described in Schedule "E", excluding any facilities comprised in the Excluded Assets;
(u)	"GST" means the goods and services tax eligible under and administered pursuant to the Excise Tax Act (Canada);
(v)	"Lands" means the lands described in Schedule "A" and includes the Petroleum Substances within, upon or under such lands insofar as the Petroleum Substances are granted by the Leases;
(w)
"Leases" means collectively the leases, reservations, permits, licenses or other documents of title described in Schedule "A" which grant rights to explore for, drill for, win, take or remove the Petroleum Substances, or any replacement or renewals thereof, leases derived therefrom, or subsequent leases or other documents of title;

(x)	"Licence Transfers" means, in relation to the Assets, the transfers of any permits, approvals, licenses and authorizations granted by any applicable governmental body;
(y)
"Losses" means all actions, causes of action, losses, costs, claims, damages, penalties, assessments, charges, expenses and other liabilities whatsoever suffered, sustained, paid or incurred and includes reasonable legal fees on a solicitor-and-client basis and other professional fees and disbursements on a full-indemnity basis; but notwithstanding the foregoing shall not include any liability for indirect or consequential damages including business loss, loss of profit, economic loss, punitive damages or income tax liabilities;

(z)
"Miscellaneous Interests" means all property, assets and rights (other than the Petroleum and Natural Gas Rights and the Tangibles) pertaining to, but only to the extent to which they pertain to, the Petroleum and Natural Gas Rights, the Tangibles or any lands with which the Lands have been pooled or unitized, including Vendor's entire undivided interest in:

(i)	all contracts, agreements and documents relating directly to the Petroleum and Natural Gas Rights and the Tangibles and any rights in relation thereto;

(ii)	all subsisting rights to enter upon, use and occupy the surface of any of the Lands or any lands upon which the Tangibles are located or lands which are used to gain access to any of the foregoing;
(iii)	all subsisting rights to carry out operations relating to the Lands or the Tangibles including all easements and well, pipeline, facility and other permits, licences and authorizations;
(iv)
all geological, engineering and other reports prepared for the joint account, i.e., prepared for all working interest owners, but not any other reports or interpretations or any other geophysical or geological data;

(v)	the Wells, including the wellbores of, and casings in, such Wells, but specifically excluding any wells comprised in the Excluded Assets;
(vi)	the Production Sales Contracts; and
(vii)	the Unit Interest;
(aa)	"Party" means any individual, partnership or corporation which is bound by this Agreement as Purchaser or Vendor;
(bb)	"Permitted Encumbrances" means:
(i)
easements, rights-of-way, servitudes and other similar rights in land including rights-of-way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, towers, wires and cables;

(ii)
the right reserved to or vested in any government or other public authority by the terms of any statutory provision, to terminate any Leases or to require annual or other periodic payments as a condition of the continuance thereof;

(iii)	liens imposed by statute securing the payment of taxes or assessments which are not due or delinquent;
(iv)
taxes on Petroleum Substances (excluding income taxes and GST) or the revenue therefrom and requirements imposed by statutes or governmental boards, tribunals or authorities concerning rates of production from operations on any of the Lands or otherwise affecting recoverability of Petroleum Substances from the Lands and which are generally applicable to the oil and gas industry in the jurisdiction in which the Assets are located;

(v)
the terms and conditions of all Leases or any operating agreements relating to the Assets (including Production Sales Contracts and pooling and unitization agreements), provided that any burdens, encumbrances, adverse claims and reductions, conversions and alterations of interests are described in Schedule "A";

(vi)
rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of any governmental authority;

(vii)
undetermined or inchoate liens (including processors', operators' and similar liens) incurred or created as security in favour of the person conducting the operation of any of the Assets, and arising in the ordinary course of business, for Vendor's proportionate share of the costs and expenses of such operations in respect of such costs which are not due or delinquent at the relevant time;

(viii)
mechanics', builders' or materialman's liens in respect of services rendered or goods supplied, but only insofar as such liens relate to goods or services for which payment is not due or the validity of which is being diligently contested by or on behalf of Vendor;

(ix)	the reservations, limitations, provisos and conditions in any original grants from the Crown of any of the Lands or interests therein, and statutory exceptions to title;
(x)
penalties which are described in Schedule "A" and which have arisen under operating procedures or similar agreements as a consequence of Vendor's elections at the relevant time to not participate in operations on the Lands to which the penalty applies;

(xi)
liens or securities incurred, created or granted in the ordinary course of business to a public utility, municipality or governmental authority in connection with operations pertaining to the Assets; and

(xii)	all royalty burdens (including lessor's royalties), liens, adverse claims and encumbrances described in Schedule "A";
(cc)	"Person" means any individual, personal representative, corporation, partnership or other legal entity capable of entering in to binding legal obligations;
(dd)
"Petroleum and Natural Gas Rights" means the undivided interests described in Schedule "A" including working interests, royalty interests, participation interests or any other interests in respect of the Leases and the Lands or lands with which the Lands are pooled or unitized, whether legal, beneficial or both;

(ee)
"Petroleum Substances" means petroleum, natural gas and all related hydrocarbons including all liquid hydrocarbons, and all other substances whether liquids, gases or solids and whether hydrocarbon or not (excepting coal but including sulphur), produced in association with such petroleum, natural gas or related hydrocarbons, the rights to which are granted by the Leases;

(ff)	"Pipelines" means all pipelines set forth on Schedule "F", excluding any pipelines forming part of the Excluded Assets;

(gg)
"Prime Rate" means a rate of interest per annum equal to the annual rate of interest which is announced from time to time by the Royal Bank of Canada in Calgary, Alberta, as its reference rate used for determining interest rates on Canadian dollar demand loans to its most credit-worthy customers;

(hh)
"Production Sales Contracts" means those contracts for the sale of Petroleum Substances produced from the Lands, or lands with which the Lands have been pooled or unitized, as described in Schedule "I";

(ii)	"Purchase Price" means the amount payable by Purchaser to Vendor pursuant to Subclause 2.2(a);
(jj)
"Regulations" means all statutes, laws, rules, orders, regulations, ordinances and other like instruments made from time to time by governments, governmental boards or agencies having jurisdiction over the Assets, the Parties or this Transaction;

(kk)	"Representatives" means, in respect of a Party:
(i)	such Party's Affiliates; and
(ii)	the respective directors, officers, agents, employees, and consultants or advisors of such Party and its Affiliates;
(ll)
"Right of First Refusal" means a right of first refusal, pre-emptive right of purchase or similar right whereby any Person has the right to acquire or purchase all or a portion of the Assets as a consequence of this Agreement or the Transaction herein contemplated;

(mm)	"RMF2" means the Alberta Energy Reassignment of Volume Setup/Change Form with all required attachments, to be submitted to Alberta Energy;
(nn)
"Security Interests" means any assignment, security, mortgage, charge, pledge, negative pledge, lien or other security interest whatever or however created or arising, whether absolute or contingent, fixed or floating, perfected or not, which encumbers all or any part or portion of Vendor's title in and to the Assets or any proceeds to be received hereunder, or that of its Affiliates or predecessors in title;

(oo)
"Take or Pay Obligations" means Vendor's (i) obligations to sell or deliver Petroleum Substances or any of them, the rights to which are granted, reserved or otherwise conferred pursuant to the Leases or other contracts or sale agreements applicable to the Assets , without being entitled in due course to receive and retain full payment for such Petroleum Substances ; or (ii) obligations to use transportation, pipeline or processing capacity with minimum volume commitments where any shortfalls in deliveries or use is satisfied through payment obligations.

(pp)	"Tangibles" means:

(i)
all tangible depreciable property and assets located in, on or about the Lands, or lands with which the Lands have been pooled or unitized, or which are appurtenant thereto and which are used in connection with production, gathering, processing, injection, removal, transmission or treatment of Petroleum Substances, or operations thereon or are relative thereto or are appurtenant to or are used in connection with the Wells, the Facilities, the Pipelines and the Unit, but excluding equipment beyond the point of entry into a gathering system, plant or other facility, and excluding all tangible depreciable property and assets comprising the Excluded Assets;

(ii)	the Facilities; and
(iii)	the Pipelines;
(qq)
"Title Defect"  means an actual or potential defect, deficiency, discrepancy or adverse claim in or affecting Vendor's title or its interests in and to any of the Assets, which is made apparent from Purchaser's inability, following a reasonable title review process, to confirm Vendor's title to the Assets or to confirm the extent to which Vendor's interest in the Assets may be subject to encumbrances, as Vendor's title and interests are disclosed herein or described in Schedule "A"; and which is or would be sufficiently material and adverse to the enforcement or defence of title and interests, or the confirmation of encumbrances, that it would not be acceptable to a knowledgeable and prudent purchaser buying similar oil and gas properties, acting reasonably, and includes Vendor not being the beneficial owner of the interest attributed to it in Schedule "A" or holding a lesser beneficial interest than the interest attributed to it, Vendor's interest as described in Schedule "A" being subject to a royalty, net carried interest or other encumbrance not being disclosed or being misdescribed in Schedule "A" (other than a Permitted Encumbrance) or Vendor's interest as described in Schedule "A" being subject to a production penalty or conversion that either has not been disclosed or has been misdescribed therein;

(rr)
"Transaction" means Vendor's sale of the Assets to Purchaser, Purchaser's purchase of the Assets from Vendor, and all other transactions and activities contemplated by this Agreement with respect thereto;

(ss)	"Unit" means the scheme or schemes of unitization for the production of Petroleum Substances to which the Petroleum and Natural Gas Rights are subject, set forth in Schedule "C";
(tt)	"Unit Agreement" means the agreement or agreements pursuant to which the Unit was formed, as amended;
(uu)	"Unit Facilities" means the facilities owned or operated by the Unit and defined as "Unit Facilities" pursuant to the terms of the Unit Operating Agreement;
(vv)	"Unit Interest" means Vendor's entire interest in and to the Unit, including Vendor's interests attributable to the Petroleum and Natural Gas Rights therein;

(ww)	"Unit Operating Agreement" means the Unit Operating Agreement referred to in the Unit Agreement, as amended;
(xx)	"Unit Wells" mean the producing, shut‑in, suspended, abandoned, water-source or injection wells comprised in the Unit;
(yy)
"Vendor" means both Barnwell of Canada, Limited in its personal capacity as vendor of those Assets owned and held by it for and by itself, and Barnwell of Canada, Limited in its capacity as agent and attorney authorized and empowered to convey and transfer to Purchaser those Assets it holds in trust on behalf of the Vendor Partners;

(zz)
"Vendor Partners" means those Persons set out in Schedule "L" that have or have previously held a beneficial interest in the Assets, which interests are either: (i) being transferred and conveyed to Barnwell of Canada, Limited pursuant to quit claim agreements, or (ii) being transferred and conveyed by Barnwell of Canada, Limited, in its capacity as agent and attorney for such Persons; and

(aaa)	"Wells" mean the producing, shut‑in, suspended, water-source or injection wells described in Schedule "D", and shall include all Unit Wells.
1.2	Schedules
The following schedules (the "Schedules") are attached to, form part of, and are incorporated into this Agreement:

(a)	Schedule "A": Petroleum and Natural Gas Rights (Leases, Lands, Vendor's Interest, Encumbrances);
(b)	Schedule "B": Rights of First Refusal;
(c)	Schedule "C": Unit;
(d)	Schedule "D": Wells;
(e)	Schedule "E": Facilities;
(f)	Schedule "F": Pipelines;
(g)	Schedule "G": Excluded Assets
(h)	Schedule "H": AFEs;
(i)	Schedule "I": Production Sales Contracts;
(j)	Schedule "J": the form of the General Conveyance;
(k)	Schedule "K": the form of the certificate to be provided pursuant to Article 10; and
(l)	Schedule "L"; Vendor Partners

1.3	References
The references "hereunder", "herein" and "hereof" refer to the provisions of this Agreement, and references to Articles, Clauses, Subclauses, Paragraphs or Subparagraphs herein refer to Articles, Clauses, Subclauses, Paragraphs or Subparagraphs of this Agreement.  Any reference to time shall refer to Mountain Standard Time or Mountain Daylight Savings Time during the respective intervals in which each is in force.

1.4	Headings
The headings of the Articles, Clauses, Schedules and any other headings, captions or indices herein are inserted for convenience of reference only and shall not be used in any way in construing or interpreting any provision hereof.

1.5	Included Words
In this Agreement words importing the singular include the plural and vice versa, words importing one gender include other genders, words importing individuals also include firms and corporations and vice versa, as the context may require; and "including", "includes" and like terms mean "including without limitation" and "includes without limitation".

1.6	Knowledge and Awareness
Where in the Agreement a representation and warranty is made on the basis of Vendor's knowledge, such knowledge or awareness consists of the actual knowledge or awareness of Vendor's current officers and employees whether acting for the Vendor in its personal capacity or in its capacity as agent and attorney for the transfer and conveyance of the Assets, after having made reasonable inquiries and review of Vendor's files or records, and does not include knowledge or awareness of any other Person.

1.7	Interpretation if Closing does not Occur
If Closing does not occur, each provision of this Agreement which presumes that Purchaser has acquired the Assets hereunder shall be construed as having been contingent upon Closing having occurred.

1.8	Invalidity of Provisions
If any of the provisions of this Agreement should be determined to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions herein shall not in any way be affected or impaired thereby provided there is no material and adverse effect to the bargain made between the Parties pursuant to this Transaction.

1.9	Conflicts
If there is a conflict or inconsistency between the provisions of this Agreement and those of a Schedule, the provisions of this Agreement shall prevail.

1.10	Regulations
Any reference to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, and all amendments made thereto and in force at the date hereof.

1.11	Negotiated Transaction
The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as having been jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2
 PURCHASE AND SALE
2.1	Purchase and Sale Agreement
Subject to the terms and conditions set forth herein, and for the consideration provided herein, Purchaser agrees to purchase the Assets from Vendor, and Vendor agrees to sell the Assets to Purchaser.

2.2	Purchase Price
(a)
The Purchase Price for the Assets is Two Million, two hundred and ten thousand Dollars ($2,210,000.00), subject to the apportionments and adjustments provided for in Article 4 and such other reductions as may be made pursuant to Articles 7 and 8.

(b)
At Closing, in addition to the Purchase Price referred to in Subclause 2.2(a) above, Purchaser shall also remit to Vendor the five percent (5%) GST applicable to that portion of the Purchase Price allocated to the Miscellaneous Interests and Tangibles, being twenty-two thousand, one hundred dollars ($22,100.00).  Barnwell shall remit to the appropriate governmental agency on a timely basis all applicable GST. The GST registration number of Barnwell is 100401702 RT1001.

2.3	Allocation of Purchase Price
(a)	Vendor and Purchaser hereby allocate the Purchase Price among the Assets as follows:
(i)	to Petroleum and Natural Gas Rights	$1,768,000.00
(ii)	to Tangibles	$441,990.00
(iii)	to Miscellaneous Interests	$10.00
	Total	$2,210,000.00

2.4	Payment of Purchase Price
(a)
Subject to the withholding of the Section 116 Withholding Amount pursuant to Clause 2.5 which Purchaser shall pay to Canada Revenue Agency pursuant to Subclause 2.5(a)(ii), at Closing Purchaser shall pay to Vendor, by single bank draft or certified cheque, the Purchase Price owed to Vendor, as adjusted pursuant to this Agreement, and any GST thereon.

(b)
Should any portion of the funds paid by Purchaser to Vendor under Subclause 2.4(a), be payable by Vendor to any of the Vendor Partners or any Person under any trust, agency or power of attorney arrangement with such Person, upon receipt of funds from Purchaser pursuant to Subclause 2.4(a), Vendor shall promptly pay such Person its correct proportionate sum, subject to any withholding of the Section 116 Withholding Amount pursuant to Clause 2.5. This obligation shall be the sole responsibility of Vendor and shall survive Closing, and Vendor shall be liable for, and shall save, indemnify and hold harmless Purchaser from any Losses of any kind resulting from Vendor's failure to fully perform such obligation.

2.5	Compliance Certificates and Withholding Tax

(a)	Withholding Tax

(i)
Each Party hereby authorizes the other Party to take any actions necessary to ensure full compliance with section 116 and all other provisions of the Income Tax Act (Canada) to the extent such compliance is made necessary by the transaction contemplated herein, and shall provide to the other Party all reasonable assistance in respect thereof. Specifically, Purchaser shall authorize and provide all necessary assistance to Vendor to enable Vendor to obtain, any and all correct and accurate certificates of compliance which may be required pursuant to subsection 116(4) of the Income Tax Act (Canada).

(ii)
Vendor and Purchaser acknowledge that pursuant to section 116 of the Income Tax Act (Canada) Purchaser is required to, and is authorized by Vendor to, withhold at Closing one half (1/2) of the adjusted Purchase Price (the "Withholding Amount"). As soon as reasonably possible after Closing, Purchaser shall remit the Withholding Amount to the Canada Revenue Agency in accordance with section 116 of the Income Tax Act (Canada).  Purchaser shall direct the payment to the Vendor's assigned tax account number 100401702RC0001 and shall provide Vendor with a copy of the payment made to the Canada Revenue Agency.

(iii)
Vendor acknowledges that it may be required to provide notice to the Canada Revenue Agency in respect of the sale of the Assets within ten (10) days of the date of such sale to avoid the imposition of a monetary penalty and, in addition, may be required to file a Canadian income tax return for the taxation year that includes the date of the sale of the Assets. Vendor shall fully comply on a timely basis with any such Canada Revenue Agency obligations, and shall be liable for and shall save, indemnify and hold Purchaser harmless from any loss, harm, prejudice or injury of any kind to Purchaser resulting from its failure to fully comply on a timely basis with such obligations.

(iv)	The obligations of the Parties pursuant to this subsection 2.5 shall survive Closing.

ARTICLE 3
 CLOSING
3.1	Place of Closing
Unless the Parties otherwise agree, in writing, Closing shall take place at the Closing Time at Vendor's offices at Suite 2410, 500 – 4th Avenue SW in Calgary, Alberta.

3.2	Effective Date of Transfer
Provided that Closing occurs, the transfer and assignment of the Assets from Vendor to Purchaser shall be effective as of the Effective Date, provided that possession of the Assets shall not pass to Purchaser until Closing occurs.  In accordance with Clause 5, Vendor shall maintain the Assets on Purchaser's behalf between the Effective Date and the Closing.

3.3	Closing and Post-Closing Deliveries
(a)	At Closing, Barnwell shall execute, where applicable, and deliver to Purchaser:
(i)	a General Conveyance in the form attached as Schedule "J";
(ii)
all Conveyance Documents, including all RMF2s and AC2s, provided that such documents shall not require Vendor to assume or incur any obligation or to provide any representation or warranty beyond that contained in this Agreement;

(iii)	copies of all consents to disposition and applicable waivers of Rights of First Refusal obtained by Vendor with respect to this Transaction, other than customary post-closing consents;
(iv)	the certificate required by Subclauses 10.2(a) and (d) substantially in the form attached as Schedule "L";
(v)	"no interest" letters, and discharges of any Security Interests from the holder thereof;
(vi)	receipt for payment of the amounts hereunder payable to Vendor by Purchaser at Closing;
(vii)
such other documents as may be specifically required hereunder or as Purchaser may reasonably request by reasonable notice to Vendor, including reasonable evidence of Vendor's capacity and authority to convey and transfer all of the Assets to the Purchaser.

(b)	At Closing, Purchaser shall execute, where applicable, and deliver to Vendor:
(i)	the Purchase Price in accordance with Clause 2.2, subject to any adjustments provided for in this Agreement, the Section 116 Withholding Amount provided for in Clause 2.6, applicable GST;
(ii)	a General Conveyance in the form attached as Schedule "J";
(iii)	the certificate required by Subclause 10.3(d) substantially in the form attached as Schedule "K"; and
(iv)	such other documents as may be specifically required hereunder.

(c)	Five (5) Business Days before the Closing Date Vendor shall prepare and deliver drafts of the Conveyance Documents to Purchaser for Purchaser's review and approval.
(d)
Within five (5) Business Days of the Closing Date, originals, or where originals are not available, copies of Vendor's records, files, reports and data pertaining to the Assets, insofar as such delivery is permitted and required hereunder, unless and to the extent to which Purchaser agrees to allow Vendor to deliver such records, files, reports and data at a later date.

3.4	Costs of Registration
Subject to Clause 5.4 Purchaser shall bear all costs incurred in registering all registrable Conveyance Documents and all costs of preparing and registering any further assurances documents required to convey the Assets to it.  Purchaser shall register all such conveyances promptly after Closing.

ARTICLE 4
 APPORTIONMENTS
4.1	Apportionments
(a)
Except as provided below in this Clause 4.1, the net amount of all benefits and obligations of every kind and nature relating to the operation of the Assets and accruing, payable or paid and received or receivable in respect of the Assets including mineral and surface lease rentals, property taxes, maintenance, development, capital and operating costs, gas cost allowances, proceeds from the sale of production, and revenues from processing and transportation fees charged to third parties (other than income taxes), shall be apportioned between the Parties as of the Effective Date, on an accrual basis regarding the interim statement of adjustments and on an actual basis regarding the final statement of adjustments.

(b)
An interim accounting and adjustment including all back up shall be conducted for Closing and Vendor shall prepare and forward a draft interim statement of adjustments to Purchaser not less than five (5) Business Days prior to the Closing Date, for Purchaser's review.

(c)
Within one hundred eighty (180) days of the Closing Date (the "Adjustment Period") Vendor shall prepare and forward to Purchaser a final accounting and adjustment (the "Final Statement of Adjustments" or the "FSOA").  Purchaser shall have thirty (30) days from receipt of the FSOA to review same.  Subject to Subclauses (d) and (e) of this Clause 4.1, settlement of accounts will be considered concluded when the Parties agree, evidenced by them signing the FSOA which expressly states that it is the final statement of all adjustments.  The Parties shall not be obligated to make any adjustments after the Adjustment Period unless such adjustment has been specifically requested, by notice, within the Audit Period as defined in Subclause (d) hereof and as provided for in Subclause (e) hereof.

(d)
During the one (1) year period following the date after which the Final Statement of Adjustments has been signed by both Parties (the "Audit Period"), Purchaser may audit Vendor's books, records and accounts respecting the Assets, for effecting adjustments pursuant to this Article 4.  Such audit shall be conducted upon reasonable notice to Vendor at Vendor's offices during Vendor's normal business hours, and shall be conducted at Purchaser's sole expense.  Any claims of discrepancies disclosed by such audit shall be made in writing to Vendor within thirty (30) days following the completion of such audit and Vendor shall respond in writing to any such claims of discrepancies within thirty (30) days of receipt of such claims.

(e)
Notwithstanding the preceding Subclauses of this Clause 4.1, any adjustments established by an audit conducted pursuant to the Regulations or the provisions of the Leases or governing agreements with respect to Crown Royalty audits, joint venture audits or thirteenth-month adjustments which are outstanding at the Closing Time, or which occur after the Closing Time, shall be made as they occur in accordance with the provisions of existing Regulations or governing agreements, and shall be received or paid by the Party thereto entitled or thereby obliged.

(f)	Vendor shall not be entitled to charge Purchaser for any of Vendor's administrative or overhead fees.
(g)	As required by law, GST shall be payable and applied to adjustments and shall be paid by the applicable Party.
(h)
Each Party agrees to make any payment required of it as a result of the adjustments provided for in this Clause 4.1 within thirty (30) days of being notified of the determination of the amount owing, and failing which shall be liable to pay interest on any unpaid amounts at the Prime Rate plus two (2%) percent.

(i)	To the extent to which the Parties cannot agree to the accounting provided for in this Clause 4.1, either Party may refer the matter for determination in accordance with Article 9.

ARTICLE 5
 INTERIM PROVISIONS AND POST-CLOSING TRANSITION
5.1	Maintenance of Assets
From the time of the execution and delivery of this Agreement by the Parties until the earlier of the Closing Time or the termination of this Agreement, to the extent to which the nature of its interest permits and subject to the terms of this Agreement and to the Leases and any other agreements and documents to which the Assets are subject, Vendor shall:

(a)	maintain the Assets in a proper and prudent manner in accordance with good oil and gas industry practices and in material compliance with all applicable Regulations;
(b)	maintain current insurance policies, if any;

(c)	pay or cause to be paid all costs and expenses relating to the Assets which become due from the date hereof to the Closing Date; and
(d)	perform and comply with all covenants and conditions in the Leases and any other agreements and documents to which the Assets are subject.

5.2	Material Commitments
(a)	From the date hereof to the Closing Time, Vendor shall not, without Purchaser's prior written consent:
(i)	voluntarily assume any obligation or commitment with respect to the Assets, where Vendor's share of the expenditure associated with such obligation or commitment is estimated to exceed $25,000.00;
(ii)	surrender or abandon any of the Assets;
(iii)	amend or terminate any Leases or any agreement to which the Assets are subject, or enter into any material new agreement respecting the Assets;
(iv)
subject to Subclause 5.2(b), propose or initiate the exercise of any right (including bidding rights at Crown sales, rights under area-of mutual-interest provisions and Rights of First Refusal) or option relative to the Assets, or arising as a result of the ownership of the Assets, or propose or initiate any operations on the Lands which Vendor has not commenced or committed to as of the date hereof or the Effective Date;

(v)	sell, transfer, surrender, abandon or otherwise dispose of the Assets, except to the extent required to comply with Rights of First Refusal;
(vi)	resign or take any action which would result in Vendor's resignation or replacement as operator of any of the Assets for which Vendor is the current operator; or
(vii)	grant a security or any encumbrance with respect to any of the Assets;
provided, however, that Vendor may assume such obligations or commitments and propose or initiate such operations or the exercise of any such right or option without Purchaser's prior consent if Vendor reasonably determines that such expenditures or actions are necessary for the protection of life or property or to otherwise deal with an emergency, in which case Vendor shall promptly notify Purchaser of such intention or actions and Vendor's estimate of the costs and expenses associated therewith.

(b)
If an operation or the exercise of any right or option available to Vendor with respect to the Assets is proposed in circumstances in which such operation or the exercise of such right or option would result in Purchaser incurring an obligation pursuant to Subclause 5.2(a), the following Paragraphs shall apply to such operation or the exercise of such right or option (hereinafter referred to as the "Proposal"):

(i)	Vendor shall promptly give Purchaser notice of the Proposal, describing the particulars in reasonable detail;
(ii)
Purchaser shall, not less than Twenty‑four (24) hours prior to the time Vendor is required to make its election with respect to the Proposal, advise Vendor, by notice, whether Purchaser wishes Vendor to exercise Vendor's rights with respect to the Proposal on Purchaser's behalf, provided that Purchaser's failure to make such election within such period shall be deemed to be Purchaser's election to not participate in the Proposal;

(iii)	Vendor shall use all commercially reasonable efforts to make the election authorized by Purchaser with respect to the Proposal within the period during which Vendor may respond to the Proposal; and
(iv)
Purchaser's election to not participate in any Proposal required to preserve the existence of any of the Assets or to avoid a penalty or similar loss or cost shall not entitle Purchaser to any reduction of the Purchase Price by reason thereof, and such termination shall not constitute a failure of Vendor's representations and warranties pertaining to such Assets, notwithstanding Clause 6.3.

5.3	Post-Closing Transition
Following Closing and to the extent to which Purchaser is required to be novated into operating agreements or other agreements or documents to which the Assets are subject, until the novation has been effected:

(a)
Vendor shall not initiate any operation with respect to the Assets, except upon receiving Purchaser's written instructions, or if Vendor reasonably determines that such operation is required for the protection of life or property or to otherwise deal with an emergency, in which case Vendor may take such actions as it reasonably determines are required without Purchaser's written instructions, but shall promptly notify Purchaser of such intention or actions and of Vendor's estimate of the costs and expenses associated therewith;

(b)
Vendor shall, as bare legal trustee, hold all of Purchaser's interest in the Assets in trust for the Purchaser and Vendor shall hold and receive, as bare legal trustee and forthwith deliver to Purchaser all revenues, proceeds and other benefits received by Vendor with respect to the Assets during such post-closing period, provided that Vendor shall not be permitted to deduct from such revenues, proceeds and other benefits any other costs and expenses which it incurs as a result of such delivery to Purchaser;

(c)	Vendor shall, in a timely manner, deliver to Purchaser:
(i)	all third party notices and communications received in respect of the Assets, including AFEs and mail ballots;

(ii)	all notices of any events or occurrences affecting the Assets, including:

(A)	any spill or other incident involving environmental damage, environmental contamination or other environmental problems relating to or caused by the Assets;

(B)	any order, directive or notification pursuant to the Regulations; and

(C)	any event or incident relating to a workplace safety hazard; and

if received on a timely basis Vendor shall respond to such notices pursuant to Purchaser's written instructions, provided that Vendor may refuse to follow any instructions which it reasonably believes to be unlawful, unethical or in conflict with any applicable agreement or contract, and provided that nothing shall preclude Vendor from taking such actions as Vendor reasonably determines are necessary for the protection of life or property, or as are required by the Regulations;

(d)
Vendor shall, in a timely manner, deliver to third parties all such notices and communications which Purchaser may reasonably request and all such monies and other items as Purchaser may reasonably provide in respect of the Assets, provided that Vendor may (but shall not be obligated to) refuse to follow instructions which it reasonably believes to be unlawful, unethical or in conflict with any applicable agreement or contract;

5.4	Licence Transfers
(a)
Within two (2) Business Days following Closing, Vendor shall prepare and, where applicable, electronically submit an application to the applicable governmental bodies for Licence Transfers and Purchaser or its nominee shall, where applicable, electronically ratify and sign such application.

(b)
If the AER or other governmental body denies a Licence Transfer because of misdescription or other minor deficiencies in the application, Vendor shall, within two (2) Business Days of such denial, correct the application and amend and re-submit the application for the Licence Transfer and Purchaser or its nominee shall, where applicable, electronically ratify and sign such application.

(c)
If, for any reason, the AER or other governmental body requires a Party or its nominee to make a deposit or furnish any other form of security in order to approve a Licence Transfer, such Party shall make such deposit or furnish such other form of security as is required and shall forthwith notify the other Party of such requirement. If such Party fails to pay such deposit or provide such security, the other Party shall be entitled (but not required) to do so and such other Party shall be required to reimburse such Party for such payment plus interest at the Prime Rate plus five (5%) percent.

(d)
If a Party fails to perform any obligations requested, ordered or directed by the AER or other governmental body respecting Environmental Liabilities, and the AER or other governmental body refuses to approve a Licence Transfer as a result thereof, the other Party shall be entitled to (but not required to) enter upon and access the Assets to perform such obligations for and on behalf of the first Party without liability by the other Party to the first Party for trespass or otherwise, and the first Party shall reimburse the other Party for all costs, charges and expenses incurred by the other Party in the performance of such obligations, by providing payment thereof to the other Party within thirty (30) days of the other Party's delivery to the first Party of an invoice for such costs, charges and expenses together with interest thereon at a rate equal to the sum of the Prime Rate plus a rate of  five percent (5%) from the date at which such costs, charges and expenses are incurred or paid by the other Party until such reimbursement is made. Any costs incurred to address the foregoing obligations shall be adjusted between Vendor and Purchaser in accordance with Clause 4.1, provided, however, that penalties and like expenses and the interest payable under this Subclause 5.4(d) shall be to the account of the Party who failed to perform the obligations.

5.5	Vendor Deemed Purchaser's Agent
(a)
Insofar as Vendor maintains the Assets and takes actions thereto on Purchaser's behalf pursuant to and in accordance with clauses 5.1, 5.2 or 5.3, Vendor shall be deemed to have been Purchaser's agent hereunder.  Purchaser ratifies all actions taken by Vendor or refrained from being taken by Vendor pursuant to and in accordance with clauses 5.1, 5.2 or 5.3 in such capacity during such period, with the intention that all such actions shall be deemed to be Purchaser's.

(b)
Insofar as Vendor participates in either operations or the exercise of rights or options as Purchaser's agent pursuant to this Article 5, Vendor may require Purchaser to secure costs to be incurred by Vendor on Purchaser's behalf pursuant to such election in such manner as may be reasonably appropriate in the circumstances.

(c)
Purchaser shall indemnify Vendor and its Representatives against all Losses which Vendor or Representatives may suffer or incur as a result of Vendor maintaining the Assets as Purchaser's agent pursuant to and in accordance with clauses 5.1, 5.2 or 5.3, insofar as such Losses are not a direct result of the breach of the obligations of the Vendor in clauses 5.1, 5.2 or 5.3 or the gross negligence or wilful misconduct of Vendor or of its Representatives.  An action or omission of Vendor or of its Representatives shall not be regarded as a breach of clauses 5.1, 5.2, or 5.3 or gross negligence or wilful misconduct to the extent to which it was done or omitted from being done in accordance with Purchaser's instructions or concurrence.

5.6	Transfer of Operatorship
Purchaser acknowledges that Vendor may not be able to transfer operatorship of some or all of the Assets to Purchaser at or after Closing.  Vendor covenants with Purchaser that Vendor shall reasonably cooperate with Purchaser to obtain appropriate consents and approvals for the assignment and transfer to Purchaser of operatorship of those of the Assets of which Vendor is currently the Operator.

5.7	Removal of Signs
At and after Closing, Vendor may remove any signs which indicate its ownership or operation of the Assets.  Purchaser will be responsible for erecting or installing signs required by governmental agencies to indicate that Purchaser is the operator of the Assets and to notify other working interest owners, gas purchasers, suppliers, contractors, governmental agencies and other Persons of Purchaser's interest in the Assets on and after Closing.

5.8                                        Pipeline Transfers

Vendor shall provide to Purchaser, prior to Closing, all records required under the Alberta Energy Regulator's CSA Z662 and pipeline rules that are within its possession and control for the purposes of facilitating the transfer in respect of any pipeline licenses. In the event that Purchaser identifies any material deficiencies with such information, Vendor shall use commercially reasonable efforts in assisting Purchaser with obtaining any missing information.

ARTICLE 6
 REPRESENTATIONS AND WARRANTIES
6.1	Representations and Warranties of Vendor
As of the date hereof, Barnwell of Canada, Limited represents and warrants to Purchaser (unless otherwise specified herein, in both its personal capacity and in its capacity as agent and attorney on behalf of other Persons) that with respect to the transfer and conveyance of the Assets:

(a)
Corporate Standing:  Vendor is a corporation duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation and is authorized to carry on business in the jurisdiction(s) in which the Assets are located;

(b)
Requisite Authority:  Vendor has taken all necessary corporate action and has all requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement, and where Vendor acts herein in the capacity as agent and attorney on behalf of other Persons for the transfer and conveyance of their interests in and to the Assets, Vendor represents that such right, power and authority has been duly and properly delegated to Vendor in accordance with power of attorney duly executed by such Persons that at the date of this Agreement is, and at the date of Closing remains, a legally enforceable power of attorney authorizing and empowering Vendor with all right, power and authority to sell such Assets to Purchaser in accordance with the terms of this Agreement and to fulfill and perform all obligations provided herein;

(c)	Execution and Enforceability of Documents: this Agreement and all other documents contemplated herein have been duly executed and delivered by Vendor and:
(i)	constitute legal, valid, binding and enforceable obligations of Vendor in both its personal capacity or in its capacity as agent and attorney, as the case may be; and
(ii)	constitute legal, valid, binding and enforceable obligations of against those Persons for whom Vendor acts hereunder as agent and attorney for the sale of their Assets hereunder;

(d)
Quit Claims:  Vendor has entered into validly executed and enforceable quit claim agreements with such applicable Vendor Partners set forth in Schedule "L" which validly transfer and convey the interests in the Assets from such Vendor Partners to Vendor prior to Closing, free and clear of all encumbrances other than Permitted Encumbrances and Vendor shall provide to Purchaser prior to Closing, true and complete copies of such quit claim agreements, which quit claim agreements remain in full force and effect and unamended;

(e)
No Conflicts:  Vendor's consummation of the Transaction herein contemplated will not, in any material respects, violate or conflict with any of Vendor's constating documents, by‑laws or governing documents, or with any provision of any material agreement or instrument to which Vendor is party or by which Vendor or the Assets is bound, or with any judgment, decree, order, statute, rule or Regulation applicable to Vendor or the Assets;

(f)
Residency:  Vendor is a non‑resident of Canada within the meaning of section 116 of the Income Tax Act (Canada), and Vendor has, and shall have at Closing, complied with any requirements of the Income Tax Act (Canada) that may be applicable at that time, when and to the extent that this Transaction is subject to the requirements thereof;

(g)	Title: although Vendor does not warrant title to the Assets and except for Permitted Encumbrances;
(i)
it has done no act or thing and is aware of no circumstance, matter, document or thing whereby any of the Assets may be cancelled or determined and the Assets are free and clear of any and all encumbrances and Security Interests;

(ii)	other than as described in Schedule "A", none of the Petroleum and Natural Gas Rights are subject to reduction or conversion by reference to payout of any well or otherwise; and
(iii)
subject to the rents, covenants, conditions and stipulations in the Leases and any other agreements pertaining to the Assets and on the lessee's or holder's part thereunder to be paid, performed and observed, Purchaser may enter into and upon, and hold and enjoy the Assets for the residue of the respective terms of the Leases, such other agreements relating to the Assets and all renewals or extensions thereof as to the interests hereunder assigned, for Purchaser's own use and benefit without any interruption of or by Vendor or any other Person whomsoever claiming by, through or under Vendor, including any Persons for whom Vendor acts as agent and attorney for the transfer and conveyance of the Assets;

(h)	No Knowledge of Defaults: Vendor has no knowledge of, nor has it been informed of, any material default or notice of material default relating to the Assets, or any of them;
(i)
Finders' Fees:  Vendor has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the Transaction for which Purchaser shall have any obligation or liability;

(j)
No Lawsuits or Claims:  there are no claims, proceedings, actions, lawsuits, administrative proceedings or governmental investigations in existence, contemplated or threatened against or with respect to Vendor in either its personal capacity or its capacity as agent and attorney for the transfer and conveyance of the Assets, or with respect to the Assets;

(k)
Payment of Taxes:  all ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of the Assets or the production of Petroleum Substances therefrom or the receipt of proceeds therefrom payable by Vendor prior to the Effective Date and for all prior years have been properly and timely paid and discharged;

(l)
Payment of Royalties:  all rentals, royalties and other amounts due under the Leases and payable by Barnwell prior to the Effective Date and for all prior years have been properly and timely paid and discharged;

(m)
Compliance:   Vendor has complied with, performed, observed and satisfied all material terms, conditions, obligations and liabilities which have heretofore arisen and were Vendor's obligations under any of the provisions of any agreement affecting the Assets or any then-existing statute, order, writ, injunction or decree of any governmental agency or court relating to the Assets;

(n)
Documents:  Vendor has made all reasonable inquiries and searches for material documents and information, it has delivered or made available to Purchaser all documents, instruments, records and books relevant to Vendor's title to the Lands and the Leases and in Vendor's possession or to which it has reasonable access;

(o)
Worker's Compensation:  Vendor is not in default of any amounts required to be paid to any workers' compensation board under any applicable laws or the Regulations, for which Purchaser shall have any obligation or liability;

(p)	AFEs: other than the AFEs described in Schedule "H", there are no outstanding AFEs applicable to the Assets;
(q)	Material Contracts: except for the Production Sales Contracts described in Schedules "I", there are no:
(i)	gas balancing or similar agreements pertaining to the Petroleum Substances or any of them;
(ii)
agreements for the sale, dedication, transportation, processing or disposal of the Petroleum Substances or any of them, or substances produced in connection with the Petroleum Substances or any of them; or

(iii)	agreements for the contract operation by any Person of the Assets or any of them;
(r)	Operations:
(i)	where Vendor is or has been the operator, all operations related to the Assets have been conducted in compliance with the Regulations and in accordance with good oil and gas industry practices; and

(ii)
where Vendor is not the operator, to Vendor's knowledge, all operations related to the Assets have been conducted in compliance with the Regulations and in accordance with good oil and gas industry practices;

(s)	Environmental: Vendor is not aware of and has not received:
(i)
any claims, orders or directives which relate to environmental matters or Environmental Liabilities and which require any work, repairs, construction or capital expenditures with respect to the Assets, where such orders or directives have not been complied with; or

(ii)
any claims, demands or notices issued with respect to the breach of any environmental, health or safety law applicable to the Assets, including without limitation, respecting the use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding;

(t)	Area of Mutual Interest: At Closing, the Assets will not be subject to any agreements which provide for areas of mutual interest or areas of exclusion;
(u)	Take or Pay Obligations: the Assets are not subject to any outstanding Take or Pay Obligations;
(v)	Rights of First Refusal: the Assets are not subject to any operative Rights of First Refusal of third Persons except for those set forth in Schedule "B";
(w)
Penalties:  except as described in Schedule "A", Vendor has not elected or refused to participate in any exploration, development or other operation on the Lands, which has given or may give rise to penalties or forfeitures;

(x)
Production Penalties:  except as described in Schedule "A", the Wells are not subject to any production penalty or similar production restriction of any nature and Vendor has not received notice of any change or proposed change in the government-established production allowables for any of the Wells that are not generally applicable;

(y)
Offset Obligations:  to Vendor's knowledge, there are no offset obligations arising under any of the Leases, including any unsatisfied obligation to drill a well or surrender rights or an obligation to pay compensatory royalties;

(z)	No Excluded Assets: there are no Miscellaneous Interests or Tangibles excluded from the Assets except those set forth in Schedule "G";
(aa)
Condition of Tangibles:  Vendor's interest in and to all property, assets, interests and rights comprising the Tangibles is equivalent to Vendor's interest in and to the corresponding Petroleum and Natural Gas Rights and, to Vendor's knowledge, the Tangibles have been constructed, maintained and operated in accordance with good oil and gas field practices and with the material requirements of the Regulations and none of the Tangibles is leased or rented;

(bb)
Material Loss or Damage: there has been no change in the Assets subsequent to the Effective Date other than in consequence of and in the ordinary course of operation and production which has or would have a material adverse effect on the value, use or operation thereof;

(cc)	Well Abandonment: Vendor has not received notice under the Regulations to abandon any Well which has not been properly abandoned in accordance with the Regulations; and
(dd)	Licensee Liability Rating: where Vendor is the licensee of the Wells and a registrant with the AER, Vendor's Licensee Liability Rating:
(i)	at the date this Agreement is executed, is greater than or equal to 1.0;
(ii)	as a result of the consummation of this Transaction, shall continue to be greater than or equal to 1.0; and
(iii)	at the time the AER considers approval of any Conveyance Documents that require its approval, shall be greater than or equal to 1.0.

6.2	Purchaser's Representations and Warranties
As of the date hereof, Purchaser represents and warrants to Vendor that:

(a)
Corporate Standing:  Purchaser is a corporation, duly incorporated and validly subsisting under the laws of the jurisdiction of its formation incorporation, and is authorized to carry on business in all jurisdictions in which the Assets are located;

(b)	Requisite Authority: Purchaser has taken all necessary corporate action and has all requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement;
(c)
Execution and Enforceability of Documents:  this Agreement and all other documents contemplated herein have been duly executed and delivered by Purchaser and constitute legal, valid, binding and enforceable obligations of Purchaser;

(d)
No Conflicts:  Purchaser's consummation of the transaction herein contemplated will not, in any material respects, violate or conflict with any of Purchaser's constating documents, by‑laws or governing documents or with any provision of any material agreement or instrument to which Purchaser is a party or by which Purchaser is bound, or with any judgment, decree, order, statute, rule or regulation applicable to Purchaser;

(e)
Finders' Fees:  Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the transaction herein contemplated for which Vendor shall have any obligation or liability;

(f)	Investment Canada: Purchaser is not a "non‑Canadian" under the Investment Canada Act; and
(g)	Licensee Liability Rating: Purchaser is a registrant with the AER, and Purchaser's Licensee Liability Rating:
(i)	at the date this Agreement is executed, is greater than or equal to 1.0;
(ii)	as a result of the consummation of this Transaction, shall continue to be greater than or equal to 1.0; and
(iii)	at the time the AER considers approval of any Conveyance Documents that require its approval, shall be greater than or equal to 1.0.

6.3	Survival of Representations and Warranties
Each Party acknowledges that the other may rely on the representations and warranties made by it pursuant to Clauses 6.1 or 6.2, as applicable. Subject to Paragraph 5.2(b)(iv), and except as otherwise specifically stated, the representations and warranties shall be true on the date of this Agreement and on the Closing Date, and shall continue in full force and effect and shall survive the Closing Date for a period of twelve (12) months thereafter for the benefit of the Party in favour of whom such representations and warranties were made with the exception of the representations and warranties in Subclauses 6.1 (b), 6.1 (c) and 6.1(d), which shall survive indefinitely.

6.4	No Additional Representations or Warranties
Vendor makes no representations or warranties to Purchaser other than those expressly enumerated in Clauses 6.1 and 6.2.  Specifically, Vendor does not warrant title to the Assets or make representations or warranties with respect to:
(a)	the quantity, quality or recoverability of Petroleum Substances respecting the Lands and comprised within the Assets;
(b)	any estimates of the value of the Assets or the revenues applicable to future production of Petroleum Substances from the Lands;
(c)	any engineering, geological or other interpretations or economic evaluations respecting the Assets;
(d)	the rates of production of Petroleum Substances from the Lands; and
(e)	the quality, condition, marketability or serviceability of the Assets or their suitability of use for any purpose.
Without restricting the generality of the foregoing, Purchaser acknowledges and confirms to Vendor that it has made its own independent investigation, analysis, evaluation and inspection of the Assets and the state and condition thereof, and that Purchaser has relied solely on such investigation, analysis, evaluation and inspection as to its assessment of the condition, quantum and value of the Assets except to the extent a representation and warranty has been made by Vendor that expressly applies with respect thereto.

ARTICLE 7
 THIRD PARTY RIGHTS AND CONSENTS
7.1	Preferential Rights of Purchase
(a)
If any of the Assets is subject to a Right of First Refusal, or if the disposition herein requires the consent of any third party which can be unreasonably withheld, Vendor shall comply with the terms of the provisions relating to any Right of First Refusal or consent and shall promptly serve all such notices as are required under such provisions, in accordance with the terms and conditions of any such Right of First Refusal and consent.  Unless Purchaser otherwise agrees, each such notice shall include a request for a waiver of any Right of First Refusal to purchase any of the Assets and for the granting of any consent that may be required.  From time to time, at Purchaser's request, Vendor shall advise Purchaser of the status of any consent or Right of First Refusal.  At Closing, Vendor shall deliver to Purchaser evidence that all such Rights of First Refusal have been complied with and either have been exercised or waived or have expired by the effluxion of time.

(b)
Within two (2) days after the execution of this Agreement, Purchaser, acting reasonably, shall advise Vendor in writing of Purchaser's bona fide allocation of a portion of the Purchase Price to the Assets which are subject to the Right of First Refusal and except if modified by agreement or an Alberta court of competent jurisdiction by reason of a dispute, such bona fide allocation shall be used for the purposes of this Clause 7.1.

(c)
If a Right of First Refusal is exercised, Vendor shall comply with such Right of First Refusal, and shall transfer those of the Assets which are subject to the Right of First Refusal to all holders of the Right of First Refusal which exercised their right.

(d)
If a holder of any Right of First Refusal to purchase any of the Assets exercises such right, that fact shall not be considered a Title Defect and the Assets subject to such Right of First Refusal exercised in accordance with its terms shall cease to be subject to this Agreement and all definitions set forth herein shall be and shall be deemed to be amended accordingly, the Purchase Price and allocation set forth in Clause  2.3 shall be reduced in accordance with the value ascribed to same in Subclause 7.1(b), (or the value modified by agreement or an Alberta court of competent jurisdiction should that be the case), and the Parties shall proceed with Closing for the Assets which remain unaffected by such exercised Rights of First Refusal.

(e)
If a holder of any Right of First Refusal exercises a Right of First Refusal and is then unable or unwilling to enter in to a conveyance agreement with Vendor to acquire the relevant Assets, Purchaser shall accept a conveyance of such Assets for the amount that would have been payable by the purchaser of such Assets pursuant to Subclause 7.1(b) and under the same terms and conditions as provided in this Agreement, including provision for the appropriate Section 116 Withholding Amount for such Assets, provided that Purchaser shall not be required to accept such a conveyance more than one hundred and eighty (180) days following the Closing Date. Any conveyance to Purchaser pursuant to this Subclause 7.1(e) shall be subject to the rights of any other Right of First Refusal holders who have also exercised their Right of First Refusal with respect to the same Assets and who, accordingly, have a right to acquire their proportionate share of such Assets.

(f)
Purchaser shall be liable to Vendor for and shall in addition indemnify and hold Vendor harmless from and against all Losses which arise from any matter or thing occurring or arising, through or attributable to the allocations provided by Purchaser to Vendor for the purposes of this Article 7, whether or not such allocations are reasonable.

ARTICLE 8
 PURCHASER'S REVIEW
8.1	Title Review
Vendor shall, subject to the Regulations and all contractual and fiduciary obligations and limits, at Vendor's office during normal business hours, provide Purchaser and its nominees with reasonable access to Vendor's records, files and documents including the Leases and applicable operating agreements, well licences, overriding royalty agreements and production sale contracts, which directly relate to the Assets, for Purchaser's review of the Assets and of Vendor's title thereto.

8.2	Title Defects
No less than five (5) Business Days prior to the Closing Date, Purchaser may give Vendor written notice of Title Defects, which written notice shall include a description of each Title Defect and the Assets affected thereby; the value allocated by Purchaser, acting reasonably, to each affected Asset; and the amount, in Purchaser's reasonable opinion, by which the value of each affected Asset has been reduced by the Title Defect.  Failure to include a Title Defect in a written notice shall be deemed to be a waiver of such Title Defect for the purposes of this Clause 8.2.

8.3	Vendor's Rectification
Prior to the Closing Date, Vendor shall use all commercially reasonable efforts to cure or rectify the Title Defects of which Purchaser has given notice pursuant to Clause 8.2.  Insofar as the Title Defects described in Purchaser's written notice have not been cured, to Purchaser's reasonable satisfaction, not less than two (2) Business Days prior to the Closing Date:

(a)
where the cumulative value of the affected Assets is less than Five percent (5%) of the Purchase Price, Purchaser shall be obligated to complete the purchase of the Assets without adjustment of the Purchase Price on account of Title Defects;

(b)
where the cumulative value of the affected Assets is Five percent (5%) or more of the Purchase Price, the Purchase Price shall be reduced by such amount and Purchaser shall be obligated to proceed to purchase the Assets at the reduced Purchase Price; or

(c)
where the cumulative value of the affected Assets is Twenty percent (20%) or more of the Purchase Price, either Purchaser or Vendor may terminate this Agreement by providing written notice to the other Party one (1) Business Day prior to the Closing Date, in which case the Parties shall have no further obligation to each other, except for obligations arising pursuant to Article 11.  If neither Party provides such written notice to terminate, the Purchase Price shall be reduced by such amount and Purchaser shall be obligated to proceed to purchase the Assets at the reduced Purchase Price.

8.4	Value Disputes
If Vendor disagrees with Purchaser's value allocated to an affected Asset or the amount by which the value of each affected Asset has been reduced by each uncured Title Defect according to Purchaser's allocations in Clause 8.2, the Parties shall forthwith meet in good faith to discuss the issue.  If after such a meeting the issue has not been resolved or if a Party refuses to meet to discuss the issue, the Parties shall refer the issue to a mutually-agreeable independent engineering consulting firm (the "Title Valuation Referee") for determination.  The Parties shall provide all materials relevant to the issue to the Title Valuation Referee within two (2) days of the issue being referred to the Title Valuation Referee.  The Parties shall direct the Title Valuation Referee to provide its decision regarding such issue within five (5) days after its receipt of all relevant materials.  The Title Valuation Referee shall act as an expert for the limited purpose of determining the specific issues submitted and may not award damages or penalties to either Party with respect to any matter.  Vendor and Purchaser shall equally share the Title Valuation Referee's costs, fees and expenses (including reasonable legal fees).  The Title Valuation Referee's decision shall be given in writing to the Parties, shall be binding upon and non-appealable by the Parties, and shall not be subject to further review, audit or arbitration.

8.5	Environmental Review
Vendor shall, subject to the Regulations and all contractual and fiduciary obligations and limits, provide Purchaser and its nominees with a reasonable opportunity to inspect the Assets at Purchaser's sole cost, risk and expense, insofar as Vendor can reasonably provide such access to the Assets.  Purchaser may conduct an environmental assessment of the Assets not operated by Purchaser or an Affiliate thereof.  Purchaser shall pay the costs of the environmental review.  The environmental review shall be completed no later than seven (7) Business Days prior to the Closing Date and shall be undertaken in a manner that does not unduly interfere with operations. Vendor shall provide assistance to Purchaser in gaining access to any Assets not operated by Vendor which Purchaser wishes to review, by making a request to the relevant operator in that regard.

8.6	Environmental Defects
Purchaser may give Vendor notice of Environmental Defects from time to time as soon as is reasonably practicable after Purchaser's determination thereof.  No later than five (5) Business Days prior to the Closing Date, Purchaser may give Vendor written notice of Environmental Defects, which written notice shall include a description of each Environmental Defect and the Assets affected thereby; the value allocated by Purchaser, acting reasonably, to each affected Asset; and the amount, in Purchaser's reasonable opinion, by which the value of each affected Asset has been reduced by the Environmental Defect.  Failure to include an Environmental Defect in a written notice shall be deemed to be a waiver of such Environmental Defect for the purposes of this Clause 8.6.

8.7	Vendor's Rectification
Prior to the Closing Date, Vendor shall use all commercially reasonable efforts to cure or rectify the Environmental Defects of which Purchaser gives notice pursuant to Clause 8.6.  Insofar as the Environmental Defects described in Purchaser's written notice have not been cured to Purchaser's reasonable satisfaction two (2) Business Days prior to the Closing Date:

(a)
where the cumulative value of the affected Assets is less than Five percent (5%) of the Purchase Price, Purchaser shall be obligated to complete the purchase of the Assets without adjustment of the Purchase Price on account of Title Defects;

(b)
where the cumulative value of the affected Assets is Five percent (5%) or more of the Purchase Price, the Purchase Price shall be reduced by such amount and Purchaser shall be obligated to proceed to purchase the Assets at the reduced Purchase Price; or

(c)
where the cumulative value of the affected Assets is Twenty percent (20%) or more of the Purchase Price, either Purchaser or Vendor may terminate this Agreement by providing written notice to the other Party one (1) Business Day prior to the Closing Date, in which case the Parties shall have no further obligation to each other, except for obligations arising pursuant to Article 11.  If neither Party provides such written notice to terminate, the Purchase Price shall be reduced by such amount and Purchaser shall be obligated to proceed to purchase the Assets at the reduced Purchase Price.

8.8	Value Disputes
If Vendor disagrees with Purchaser's value allocated to an affected Asset or the amount by which the value of each affected Asset has been reduced by each uncured Environmental Defect according to Purchaser's allocations in Clause 8.2, the Parties shall forthwith meet in good faith to discuss the issue.  If after such a meeting the issue has not been resolved or if a Party refuses to meet to discuss the issue, the Parties shall refer the issue to a mutually-agreeable independent environmental consulting firm (the "Environmental Valuation Referee") for determination.  The Parties shall provide all materials relevant to the issue to the Environmental Valuation Referee within three (3) Business Days of the issue being referred to the Environmental Valuation Referee.  The Parties shall direct the Environmental Referee to provide its decision regarding such issue within five (5) Business Days after its receipt of all relevant materials.  The Environmental Referee shall act as an expert for the limited purpose of determining the specific issues submitted and may not award damages or penalties to either Party with respect to any matter.  Vendor and Purchaser shall equally share the Environmental Referee's costs, fees and expenses (including reasonable legal fees).  The determination of the Environmental Referee's decision shall be given in writing to the Parties, shall be binding upon and non-appealable by the Parties, and shall not be subject to further review, audit or arbitration.

ARTICLE 9
 ARBITRATION
9.1	Reference to Arbitration
(a)
Insofar as the Parties are unable to agree on any matter which expressly may be referred to arbitration hereunder, either Party may serve the other Party written notice that it wishes such matter referred to arbitration.

(b)
The Parties shall meet within seven (7) days of the receipt of a notice issued pursuant to Subclause 9.1(a), to attempt to agree on a single arbitrator qualified by experience, education and training, to determine such matter.  If the Parties are unable to agree on the selection of the arbitrator, the Party which issued such notice shall forthwith make application to a judge of the Court of Queen's Bench of the Province of Alberta pursuant to the Arbitration Act (Alberta) for the appointment of a single arbitrator, and failing such action on the part of the Party which issued such notice, the other Party may make such application.

9.2	Proceedings
(a)
The arbitrator selected pursuant to Clause 9.1 shall proceed as soon as is practicable to hear and determine the matter in dispute.  The Parties shall direct the arbitrator to provide the Parties with a written decision respecting such matter within forty‑five (45) days of the arbitrator's appointment.  The Parties shall provide such assistance and information as may be reasonably necessary to enable the arbitrator to make its decision.

(b)	Except to the extent modified by this Article 9, the arbitrator shall conduct any arbitration hereunder pursuant to the provisions of the Arbitration Act (Alberta).
9.3	Compensation
The compensation and expenses of the arbitrator shall be borne equally by the Vendor and the Purchaser.

ARTICLE 10
 CONDITIONS TO CLOSING
10.1	Required Approvals
It is a condition precedent to Closing that any and all approvals and authorizations required under the Regulations prior to Closing (including any approval required under the Investment Canada Act) be obtained by Closing, other than any approval required for the License Transfer from Vendor to Purchaser.  After Closing, each of the Parties shall use all reasonable efforts to obtain any approvals and authorizations required or advisable thereafter in respect of this Transaction, and in addition shall make, or cause to be made, all regulatory or statutory filings and notifications required of it or its Affiliates following Closing, whether specifically provided for herein or not.  The Parties hereby acknowledge that the consent of buyers under Production Sales Contracts may not be obtainable until after Closing and that such consents shall not be a condition precedent to Closing.

10.2	Conditions for Purchaser's Benefit
Purchaser's obligation to complete the purchase hereunder is subject to the following conditions precedent:

(a)
No Substantial Damage:  there shall have been no damage to or alteration of any of the Assets between the date of this Agreement or the Effective Date, whichever is earlier, and the Closing Time which, in Purchaser's reasonable opinion, would materially and adversely affect the value of the Assets, except as and to the extent approved in writing by Purchaser, and Vendor shall have delivered to Purchaser Vendor's certificate, substantially in the form of Schedule "K" dated as of the Closing Date, that there has been no such damage to or alteration of any of the Assets during such period, provided that a change in the prices at which Petroleum Substances may be sold shall in no event be regarded as material damage to or an alteration of the Assets;

(b)
Availability of Documents:  pursuant to Article 8, Vendor shall have provided Purchaser and its nominees with reasonable access to all of Vendor's records and documents pertaining to the Assets, in order for Purchaser and its agents to confirm Vendor's title to the Assets including copies of all power of attorney agreements and quit claims (as applicable) for each of the Vendor Partners, which power of attorney agreements and quit claims shall be on terms and conditions acceptable to Purchaser, acting reasonably;

(c)
Vendor's Material Compliance:  Vendor shall have delivered to Purchaser a certificate in the form of Schedule "K", dated as of the Closing Date, stating that in all material respects, Vendor has performed or complied with each of the terms, covenants and conditions of this Agreement to be performed or complied with by Vendor at or prior to the Closing;

(d)
Representations Correct:  Vendor shall have delivered to Purchaser its certificate in the form of Schedule "K", dated as of the Closing Date, stating that each of the representations and warranties contained in Clause 6.1, as of the date of this Agreement was, and on the Closing Date is, true and correct in all material respects;

(e)	Delivery of Conveyance Documents: Vendor shall have delivered to Purchaser those documents and materials described in Subclause 3.3(a);
(f)
Rights of First Refusal:  At least two (2) Business Days prior to the Closing Date, all Rights of First Refusal shall have been determined by both Parties to be inapplicable, waived or exercised, or shall have expired by the effluxion of time.

(g)
Assets Production: Production from the Assets prior to Closing shall have been not less than net fifty-five (55) barrels of oil per day on average for the previous month's production reported on Petrinex.

10.3	Conditions for Vendor's Benefit
Vendor's obligation to complete the sale hereunder is subject to the following conditions precedent:

(a)
Payment of Purchase Price:  Purchaser shall have tendered to Vendor the Purchase Price and applicable GST in the manner provided for in Clause 2.3, subject to any adjustments provided for in Article 4, and the Withholding Amount provided for in Clause 2.5;

(b)
Purchaser's Material Compliance:  Purchaser shall have delivered to Vendor Purchaser's certificate, in the form of Schedule "K" dated as of the Closing Date, to the effect that in all material respects, Purchaser shall have performed or complied with each of the terms, covenants and conditions of this Agreement to be performed or complied with by Purchaser at or prior to the Closing Time;

(c)
Representations Correct:  Purchaser shall have delivered to Vendor Purchaser's certificate, in the form of Schedule "K", dated as of the Closing Date, stating that each of the representations and warranties contained in Clause 6.2 was, as of the date of this Agreement and is, as of the Closing Date, true and correct in all material respects;

(d)	Delivery of Conveyance Documents: Purchaser shall have delivered to Vendor at least one (1) copy of the documents described in Subclause 3.3(b);
(e)
Rights of First Refusal:  At least two (2) Business Days prior to the Closing Date, all Rights of First Refusal shall have been determined by both Parties to be inapplicable, waived or exercised, or shall have expired by the effluxion of time.

10.4	Waiver of Conditions
The conditions in Clauses 10.2 and 10.3 are for the sole benefit of Purchaser or Vendor respectively.  Except for the conditions set forth in Subclauses 10.2(f) and 10.3 (e), the Party for the benefit of which such conditions have been included may waive any of them, in whole or in part, and such waiver shall be accomplished by written notice to the other Party, and shall be without prejudice to any of the rights of the Party waiving such condition including reliance on or enforcement of the representations, warranties or covenants which are preserved and pertain to conditions similar to the condition so waived.  Neither Purchaser nor Vendor shall be entitled to waive the existence and operation of any Right of First Refusal and the conditions set forth in Subclauses 10.2(f) and 10.3 (e).

10.5	Failure to Satisfy Conditions
If any condition in Clause 10.2 or 10.3 has not been satisfied at or before the Closing Date and such condition has not been waived by the Party for the benefit of which such condition has been included, to the extent it is entitled to do so, such Party may terminate this Agreement by written notice to the other Party.  However, a Party may not terminate this Agreement in such manner after Closing, and after Closing the remedies otherwise available to it with respect to the failure to satisfy such condition, if any, shall be limited to damages.

10.6	Parties' Diligence
Each Party shall proceed diligently, honestly and in good faith and use all reasonable commercial efforts with respect to all matters within its control to satisfy the conditions referred to in Clauses 10.1, 10.2 and 10.3.

10.7	Confidentiality
(a)
Information respecting the Assets shall be retained in confidence and used only for the purposes of the transaction herein contemplated, provided that, upon Closing, Purchaser's rights to use or disclose such information shall be subject only to any operating, unit or other agreements that apply to the transaction herein contemplated.  Any additional information obtained as a result of access to Vendor's records which does not relate to the Assets shall continue to be treated as confidential and shall not be used by Purchaser without Vendor's prior written consent.  However, the restrictions on disclosure and use of information in this Agreement shall not apply to information to the extent to which it:

(i)	is or becomes publicly available through no act or omission of Purchaser or its consultants or advisors;
(ii)	is lawfully obtained from a third party; or
(iii)	is already in Purchaser's possession at the time of disclosure, without restriction on disclosure;
provided, however, that specific items of information shall not be considered to be in the public domain merely because more general information respecting the Assets is in the public domain.

(b)
Neither Party will make any press release or other public announcement respecting this Transaction without the written consent of the other Party, such consent not to be unreasonably withheld. Anything in this paragraph to the contrary notwithstanding, a Party may make any required press release or other public announcement necessary to comply with any Regulations or the rules of any listing authority or stock exchange with which the disclosing Party is bound to comply.

10.8	Consultants and Advisors Bound
If Purchaser employs consultants, advisors or agents to assist in its review of the Assets pursuant to Article 8, Purchaser shall be responsible to Vendor for ensuring that such consultants, advisors and agents comply with the restrictions on the use and disclosure of information set forth in Clause 11.1.

ARTICLE 11
 LIABILITY AND INDEMNIFICATION
11.1	Indemnities
(a)                     Subject to Clause 11.4, Vendor shall:

(i)	be liable to Purchaser and its Representatives for; and
(ii)	indemnify, save and hold harmless Purchaser and its Representatives from and against;
all Losses caused by Vendor's breach of this Agreement including any breach of a representation or warranty contained herein, except to the extent that any such Loss is reimbursed by Purchaser's insurance, is caused by the gross negligence or wilful misconduct of Purchaser or Representatives, or to the extent to which Purchaser did not rely on such representation or warranty.

(b)                     Subject to Clause 11.4, Purchaser shall:

(i)	be liable to Vendor and its Representatives for; and

(ii)	indemnify, save and hold harmless Vendor and its Representatives from and against;
all Losses caused by Purchaser's breach of this Agreement including any breach of a representation or warranty contained herein, except to the extent that any such Loss is reimbursed by Vendor's insurance, is caused by the gross negligence or wilful misconduct of Vendor or its Representatives, or to the extent to which Vendor did not rely on such representation or warranty.

11.2	Purchaser's General Indemnity
Subject to clause 11.1(a), Purchaser agrees that, it shall:

(a)	be liable to Vendor and its Representatives for; and

(b)	indemnify, save and hold harmless Vendor and its Representatives from and against;

all Losses pertaining to the Assets or operations on or in respect of the Assets that occur or accrue on or after the date of the Agreement except to the extent that any such Losses are reimbursed by Vendor's insurance or are caused by: (i) a breach by Vendor of Sections 5.1, 5.2 or 5.3; or (ii) the gross negligence or wilful misconduct of Vendor or its Representatives.

11.3	Environmental Indemnity
Subject to Clause 11.1(a), Purchaser shall:

(a)	be liable to Vendor and its Representatives for; and

(b)	indemnify, save and hold harmless Vendor and its Representatives from and against;

all Losses directly or indirectly resulting from any matter or thing pertaining to any Environmental Liabilities however, whenever and by whomever caused, and Purchaser shall assume, perform, pay and discharge all Environmental Liabilities.  Subject to Clause 11.1 (a) and Vendor's representation and warranty set forth in Subclause 6.1(s), Purchaser hereby releases Vendor from any claims and waives any rights or remedies that Purchaser may now or in the future have against Vendor with respect to Environmental Liabilities, whether such claims, rights and remedies are pursuant to common law, statute or otherwise, including the right to name Vendor as a third party to any action commenced against Purchaser in respect thereof.

11.4	Limitation of Claims
(a)
In the absence of fraud, no claim in respect of Clause 6.1, Clause 6.2, or this Article 11 shall be made or be enforceable, whether by legal proceedings or otherwise, unless notice describing such claim in reasonable detail is given by the claimant to the applicable Party within twelve (12) months of the Closing Date except in respect of any claims for a breach of Subclauses 6.1 (b), 6.1 (c) or 6.1(d), which claims shall not be subject to any time limitations.

(b)
Notwithstanding anything contained herein, the total liabilities in this Agreement of Vendor, including any claims relating to its representations and warranties in Clauses 6.1, shall not, under any circumstances exceed a sum equivalent to the Purchase Price.

(c)
Except as specifically and expressly provided in this Agreement, nothing contained in this Agreement shall impose any liability on a Party for indirect or consequential damages, including, but not limited to, business loss, loss of profits or economic losses which are or may be suffered by a Party or its successors and assigns, or any punitive damages.

(d)	Except as specifically and expressly provided in this Agreement, nothing contained in this Article 11 shall impose any liability on any Party for the income tax liabilities of another Party.

(e)
The adjustments to the Purchase Price pursuant to Clause 4.1 and any payments made in respect thereto shall not be considered Losses or liabilities of a Party and shall not be limited by this Clause 11.4.

11.5	Notice of Claims
If, after the Closing Time, a claim is asserted in circumstances which do or may give rise to an indemnity under this Article 11, the Party against whom the claim is asserted shall forthwith give notice thereof to the Party required to indemnify, and the Parties shall consult and cooperate in respect thereof and in determining whether the claim and any legal proceedings relating thereto should be resisted, compromised or settled.  Each Party shall make available to the other all information in its possession or to which it has access which is or may be relevant to the particular claim.  Purchaser shall provide Vendor with access to the Lands to which the claim relates to the extent reasonably necessary in connection with the claim.  No such claim shall be settled or compromised without the written consent of the Party required to indemnify hereunder, which consent shall not be unreasonably withheld.  If any such claim relates exclusively to a period prior to or after the Closing Time, as the case may be, Vendor or Purchaser respectively shall have exclusive conduct of the claim and all legal proceedings relating thereto.

ARTICLE 12
 TERMINATION
12.1	Termination
This Agreement may be terminated in the following instances:

(a)	as set forth in Subclause 8.3(c) or 8.7(c);
(b)	by Vendor if any of the conditions set forth in Clause 10.3 are not satisfied in all material respects or waived on or before the Closing Time by Vendor (where entitled to do so);

(c)	by Purchaser if any of the conditions set forth in Clause 10.2 are not satisfied in all material respects or waived on or before the Closing Time by Purchaser (where entitled to do so);
(d)	by Purchaser if this Agreement does not close by 4:00 PM on February 28, 2018; or
(e)	at any time by the mutual written agreement of Purchaser and Vendor.
12.2	Liabilities upon Termination
If Vendor terminates this Agreement in accordance with Subclause 12.1(b), Vendor shall have no liability hereunder of any nature whatsoever to Purchaser.  If Purchaser terminates this Agreement in accordance with Subclause 12.1(c) or 12.1(d), Purchaser shall have no liability hereunder of any nature whatsoever to Vendor.

ARTICLE 13
NOTICE

13.1	Service of Notices
Notwithstanding anything to the contrary contained herein, all notices required or permitted hereunder shall be in writing and shall be delivered as follows:

(a)
personally, by delivering the notice to the Party at that Party's address for service during normal business hours on a Business Day in which case the notice shall be deemed to have been given to and received by that Party when delivered.  If a notice is not delivered on such a day or is delivered after the addressee's normal business hours, such notice shall be deemed to have been received by such Party at the commencement of that Party's next ensuing Business Day following the time of the delivery;

(b)
by facsimile transmission to a Party to such Party's fax number for notices hereunder, in which case the notice shall be deemed to have been received by that Party when transmitted, provided that if the notice is not transmitted on a Business Day or is transmitted after normal business hours on a Business Day, it will be deemed to have been received on the next ensuing Business Day; or

(c)
except in the event of an actual or threatened postal strike or other labour disruption that may affect mail service, by registered mail to a Party at the address of such Party set out below, in which case the item so mailed shall be deemed to have been received by that Party on the fifth (5th) Business Day following the date of the mailing thereof.

13.2	Addresses for Notices
The address for service of notices hereunder of each of the Parties shall be as follows:

Vendor:	Barnwell of Canada, Limited
Suite 2410, 500 – 4th Avenue SW
Calgary, Alberta T2P 2V6
Attention: Land
Fax: (403) 266-4124

Purchaser:	Mount Bastion Oil & Gas Corp.
1050, 605-5th Avenue SW
Calgary, Alberta T2P 3H9
Attention: Land
Fax: (587) 799-0871

13.3	Right to Change Address
A Party may change its address for service by notice to the other Party, and such changed address for service shall thereafter be effective for all purposes of this Agreement.

ARTICLE 14
 MISCELLANEOUS PROVISIONS
14.1	Further Assurances
At or before Closing, and thereafter as may be necessary and without further consideration, the Parties shall execute, acknowledge and deliver such instruments and take such other actions as may be reasonably necessary to fulfil their respective obligations under this Agreement.  Vendor shall cooperate with Purchaser as reasonably required to secure execution of the Conveyance Documents by third parties.

14.2	Subordination of Ancillary Documents
Except for any power of attorney, agency or trust documents authorizing and empowering Barnwell of Canada, Limited as agent and attorney to transfer and convey any Assets or portion thereof, all documents executed by the Parties and delivered pursuant to the provisions of this Agreement are subordinate to the provisions of this Agreement and in the event of conflict between this Agreement and those documents, the provisions hereof shall govern and prevail.

14.3	Governing Law
In all respects, this Agreement shall be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the Province of Alberta.  Each Party accepts the exclusive jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom.

14.4	Time
Time shall be of the essence in this Agreement.

14.5	Public Disclosure
Except as may be required by applicable laws or Regulations of any governmental agency or stock exchange and providing at least two (2) Business Days' advance written notice to the other Party, neither Purchaser nor Vendor shall, prior to or in connection with Closing, issue any press release or other public disclosure concerning this Agreement or the transaction herein contemplated without the other Party's prior written consent, which consent shall not be unreasonably withheld.

14.6	Assignments
Neither Party may assign this Agreement or any part hereof without the other Party's prior written consent, which consent may be unreasonably and arbitrarily withheld.

14.7	Waiver in Writing
No waiver of any breach (whether actual or anticipated) of any of the terms, conditions, representations or warranties contained herein shall take effect or be binding upon the waiving Party unless the waiver is expressed in writing under the authority of that waiving Party.  Any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

14.8	No Merger
The covenants, representations, warranties and indemnities contained in this Agreement shall survive Closing as provided for herein and shall not merge in any assignments, conveyances, transfers or other documents executed and delivered at or after Closing, notwithstanding any rule of law, equity or statute to the contrary and all such rules are hereby waived.

14.9	Prior Agreements and Amendments
This Agreement supersedes and replaces any and all prior agreements between the Parties relating to the sale and purchase of the Assets and may be amended only by written instrument signed by the Parties.

14.10	Entire Agreement
This instrument states the entire Agreement between the Parties.

14.11	Enurement
This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective trustees, receivers, receiver‑managers, successors and permitted assigns.

14.12	Substitution and Subrogation
To the extent possible, Vendor shall convey the Assets to Purchaser with full right of substitution and subrogation of Purchaser in and to all covenants, representations and warranties by others heretofore given or made in respect of the Assets or any part thereof.

14.13	Remedies Cumulative
No reference to or exercise of any specific right or remedy hereunder by a Party shall prejudice or preclude such Party from exercising or invoking any other remedy in respect of the matter giving rise to such rights or remedies, whether allowed at law or in equity or expressly provided for herein.  No such remedy shall be exclusive of or dependent upon any other such remedy but each Party may exercise any one or more of such remedies independently or in combination.

14.14	Counterpart Execution
This Agreement may be executed in separate counterparts and delivered by facsimile and each counterpart when so executed and delivered will be deemed to be an original, all of which when taken together will constitute one and the same instrument.  Production of an originally-executed or facsimile copy of each counterpart execution page will be sufficient to prove the execution and delivery of this Agreement. Any Party delivering this Agreement by facsimile undertakes to deliver, within a reasonable time, an executed original.

IN WITNESS WHEREOF the Parties have duly executed this Agreement.

MOUNT BASTION OIL & GAS CORP.

Per:	/s/ Curt Labelle
Curt Labelle
President

Per:	/s/ Sumir Saini
Sumir Saini
Vice President Land

BARNWELL OF CANADA, LIMITED,
in its personal capacity and in its capacity as agent and attorney

Per:	/s/ Lloyd Arnason
Lloyd Arnason, P. Eng.
President & Chief Operating Officer

This is the execution page to a Purchase and Sale Agreement made December 14th, 2017 between
Barnwell of Canada, Limited, as Vendor, and Mount Bastion Oil & Gas Corp., as Purchaser

This is Schedule "A" to a Purchase and Sale Agreement made December 14th, 2017 between Barnwell of Canada, Limited, as Vendor, and Mount Bastion Oil & Gas Corp., as Purchaser

PETROLEUM AND NATURAL GAS RIGHTS

Loon and Red Earth Areas, Alberta

LEASES	LANDS	VENDOR'S INTEREST	ENCUMBRANCES
Indian Oil & Gas Canada FL-0032 M00777	Twp. 085 Rge. 09 W5M: NE 31 PNG surface to base Granite Wash	30.00%	-Indian Oil & Gas Lessor Royalty
Alberta Crown PNG 0593030386 M00778	Twp. 086 Rge. 08 W5M: SW 26 PNG surface to base Granite Wash	BPPO 33.330% APPO 16.665%	-Alberta Crown Lessor Royalty -Convertible GORR 1/23.8365 (5-15%) on oil and 15% on gas on 33.33% production paid by BOC 100% to Freehold PTP
Alberta Crown PNG 129252 M01368	Twp. 086 Rge. 09 W5M: Pt. SW 29, Pt. SE 30 PNG surface to base Slave Point	0.5614% (Non-unit)	-Alberta Crown Lessor Royalty
Alberta Crown PNG 129252 M01368	Twp. 086 Rge. 09 W5M: Pt. SW 29, Pt. SE 30 PNG in Slave Point (Unitized Zone)	5.4930% (Unit)	-Alberta Crown Lessor Royalty
Indian Oil & Gas Canada FL-0014 M00780	Twp. 086 Rge. 09 W5M: NW 29, Pt. SW 29, SW 30, Pt. SE 30, SW 31, PNG in Slave Point (Unitized Zone)	5.4930% (Unit) (0.5614% non-unit)	-Indian Oil & Gas Lessor Royalty
Indian Oil & Gas Canada FL-0014 M00780	Twp. 086 Rge. 09 W5M: NE 30 PNG in Slave Point (Unitized Zone)	5.4930% (Unit) (0.5614% non-unit)	-Indian Oil & Gas Lessor Royalty
Indian Oil & Gas Canada FL-0014 M00780	Twp. 086 Rge. 09 W5M: NW 30 PNG in Slave Point (Unitized Zone)	5.4930% (Unit) (0.5614% non-unit)	-Indian Oil & Gas Lessor Royalty
Indian Oil & Gas Canada FL-0014 M00780	Twp. 086 Rge. 09 W5M: SE 31 PNG in Slave Point (Unitized Zone)	5.4930% (Unit) (0.5614% non-unit)	-Indian Oil & Gas Lessor Royalty
Alberta Crown PNG 059403A972 M00989	Twp. 086 Rge. 12 W5M: NE & SW 15 PNG surface to base Granite Wash	5.5550%	-Alberta Crown Lessor Royalty -Non-Convertible GORR of 15% on 20% of production paid by BOC 5.555% to Canamaxenl 100%
Alberta Crown PNG 0505070430 M00630	Twp. 086 Rge. 12 W5M: NW 23 PNG surface to base Granite Wash	25.00%	-Alberta Crown Lessor Royalty
Alberta Crown PNG 0505080261 M00839	Twp. 086 Rge. 12 W5M: SW 26 PNG surface to base Granite Wash	25.00%	-Alberta Crown Lessor Royalty
Alberta Crown PNG 0507100412 M01303	Twp. 086 Rge. 12 W5M: SE 27 PNG surface to base Granite Wash	25.00% (35.00% Wellbore)	-Alberta Crown Lessor Royalty
Alberta Crown PNG 129277 M00262	Twp. 087 Rge. 09 W5M: NW 1 PNG surface to base Slave Point	31.25%	-Alberta Crown Lessor Royalty - Non-Convertible GORR of 1/150 (5-15%) on oil and 15% on gas on 50% of production paid by BOC 50% to Prairiesky 100%

LEASES	LANDS	VENDOR'S INTEREST	ENCUMBRANCES
Alberta Crown PNG 129277 M00262	Twp. 087 Rge. 09 W5M: Pt. NE 8, Pt. SW 9 PNG surface to top Slave Point	31.25%	-Alberta Crown Lessor Royalty - Non-Convertible GORR of 1/150 (5-15%) on oil and 15% on gas on 50% of production paid by BOC 50% to Freehold PTP 25% and Harvest OP 75%
Alberta Crown PNG 129277 M00262	Twp. 087 Rge. 09 W5M: Pt. NE 8, Pt. SW 9 PNG from base Slave Point to base Granite Wash	31.25%	-Alberta Crown Lessor Royalty - Non-Convertible GORR of 1/150 (5-15%) on oil and 15% on gas on 50% of production paid by BOC 50% to Freehold PTP 50% and Harvest OP 50%
Alberta Crown PNG 129277 M00262	Twp. 087 Rge. 09 W5M: Pt. SW 9 PNG in Slave Point (Unitized Zone)	5.4930% (Unit) (31.25% non-unit)	-Alberta Crown Lessor Royalty - Non-Convertible GORR of 1/150 (5-15%) on oil and 15% on gas on 50% of production paid by BOC 50% to Freehold PTP 25% and Harvest OP 75%
Alberta Crown PNG 129277 M00262	Twp. 087 Rge. 09 W5M: E11, (prod. from 2-11-087-09 W5M well) PNG surface to base Granite Wash	31.25%	-Alberta Crown Lessor Royalty - Non-Convertible GORR of 1/150 (5-15%) on oil and 15% on gas on 50% of production paid by BOC 50% to PrairieSky 100%
Alberta Crown PNG 129277 M00262	Twp. 087 Rge. 09 W5M: E11, (excl. prod. from 2-11-087-09 W5M well) PNG surface to base Granite Wash	31.25%	-Alberta Crown Lessor Royalty - Non-Convertible GORR of 1/150 (5-15%) on oil and 15% on gas on 50% of production paid by BOC 50% to PrairieSky 100%
Indian Oil & Gas Canada FL-0044 M01273	Twp. 087 Rge. 09 W5M: NW 2 PNG surface to base Slave Point	31.25%	-Indian Oil & Gas Lessor Royalty - Non-Convertible GORR of 1/150 (5-15%) on oil and 15% on gas on 50% of production paid by BOC 50% to PrairieSky 100%
Indian Oil & Gas Canada FL-0044 M01273	Twp. 087 Rge. 09 W5M: NE 4, SE 8, Pt. SW 9 PNG surface to top Slave Point	31.25%	-Indian Oil & Gas Lessor Royalty - Non-Convertible GORR of 1/150 (5-15%) on oil and 15% on gas on 50% of production paid by BOC 50% to Freehold PTP 25% and Harvest 75%
Indian Oil & Gas Canada FL-0044 M01273	Twp. 087 Rge. 09 W5M: NE 4, PNG in Slave Point (Unitized Zone)	5.4930% (Unit) (31.25% non-unit)	-Indian Oil & Gas Lessor Royalty - Non-Convertible GORR of 1/150 (5-15%) on oil and 15% on gas on 50% of production paid by BOC 50% to Freehold PTP 25% and Harvest 75%
Indian Oil & Gas Canada FL-0044 M01273	Twp. 087 Rge. 09 W5M: NW 4, NE 5 PNG surface to top Slave Point	23.25%	-Indian Oil & Gas Lessor Royalty - Non-Convertible GORR of 1/150 (5-15%) on oil and 15% on gas on 50% of production paid by BOC 23.25% to Freehold PTP 25% and Harvest 75%
Indian Oil & Gas Canada FL-0044 M01273	Twp. 087 Rge. 09 W5M: NW 4 PNG in Slave Point (Unitized Zone)	5.4930% (Unit) (23.25% non-unit)	-Indian Oil & Gas Lessor Royalty - Non-Convertible GORR of 1/150 (5-15%) on oil and 15% on gas on 50% of production paid by BOC 50% to Freehold PTP 25% and Harvest 75%
Indian Oil & Gas Canada FL-0044 M01273	Twp. 087 Rge. 09 W5M: NE 5 PNG in Slave Point (Unitized Zone)	5.4930% (Unit) (23.25% non-unit)	-Indian Oil & Gas Lessor Royalty - Non-Convertible GORR of 1/150 (5-15%) on oil and 15% on gas on 50% of production paid by BOC 50% to Freehold PTP 25% and Harvest 75%
Indian Oil & Gas Canada FL-0044 M01273	Twp. 087 Rge. 09 W5M: SE 8 PNG in Slave Point (Unitized Zone)	5.4930% (Unit) (31.25% non-unit)	-Indian Oil & Gas Lessor Royalty - Non-Convertible GORR of 1/150 (5-15%) on oil and 15% on gas on 50% of production paid by BOC 50% to Freehold PTP 25% and Harvest 75%
Indian Oil & Gas Canada FL-0044 M01273	Twp. 087 Rge. 09 W5M: SE8 PNG base Slave Point to base Granite Wash	31.25%	-Indian Oil & Gas Lessor Royalty -Non-Convertible GORR of 1/150 (5-15%) on oil and 15% on gas on 50% of production paid by BOC 50% to Freehold 50% and Harvest 50%

LEASES	LANDS	VENDOR'S INTEREST	ENCUMBRANCES
Indian Oil & Gas Canada FL-0044 M01273	Twp. 087 Rge. 09 W5M: NE 8, N & SE 9 PNG surface to base Slave Point	31.25%	-Indian Oil & Gas Lessor Royalty - Non-Convertible GORR of 1/150 (5-15%) on oil and 15% on gas on 50% of production paid by BOC 50% to Freehold PTP 25% and Harvest 75%
Indian Oil & Gas Canada FL-0044 M01273	Twp. 087 Rge. 09 W5M: SE 9 PNG in Slave Point (Unitized Zone)	5.4930% (Unit) (31.25% non-unit)	-Indian Oil & Gas Lessor Royalty - Non-Convertible GORR of 1/150 (5-15%) on oil and 15% on gas on 50% of production paid by BOC 50% to Freehold PTP 25% and Harvest 75%
Indian Oil & Gas Canada FL-0044 M01273	Twp. 087 Rge. 09 W5M: Pt. SW 9 PNG in Slave Point (Unitized Zone)	5.4930% (Unit) (31.25% non-unit)	-Indian Oil & Gas Lessor Royalty - Non-Convertible GORR of 1/150 (5-15%) on oil and 15% on gas on 50% of production paid by BOC 50% to Freehold PTP 25% and Harvest 75%
Indian Oil & Gas Canada FL-0044 M01273	Twp. 087 Rge. 09 W5M: NW 9, Pt. SW 9 PNG base Slave Point to base Granite Wash	31.25%	-Indian Oil & Gas Lessor Royalty - Non-Convertible GORR of 1/150 (5-15%) on oil and 15% on gas on 50% of production paid by BOC 50% to Freehold PTP 50% and Harvest 50%
Indian Oil & Gas Canada FL-0044 M01273	Twp. 087 Rge. 09 W5M: SW 11 PNG surface to base Granite Wash	31.25%	-Indian Oil & Gas Lessor Royalty - Non-Convertible GORR of 1/150 (5-15%) on oil and 15% on gas on 50% of production paid by BOC 50% to PrairieSky 100%
Indian Oil & Gas Canada FL-0018 M00779	Twp. 087 Rge. 09 W5M: SW 8 PNG in Slave Point (Unitized Zone)	5.4930% (Unit) (0.8235% non-unit)	-Indian Oil & Gas Lessor Royalty
Alberta Crown PNG 058702A334 M01367	Twp. 087 Rge. 09 W5M: Pt. SW 8 PNG surface to base Granite Wash (excluding PNG in Slave Point)	0.8235%	-Alberta Crown Lessor Royalty
Alberta Crown PNG 058702A334 M01367	Twp. 087 Rge. 09 W5M: SW 8 PNG in Slave Point (Unitized Zone)	5.4930% (Unit) (0.8235% non-unit)	-Alberta Crown Lessor Royalty
Alberta Crown PNG 1042A M01601	Twp. 087 Rge. 10 W5M: SE 9 PNG surface to base Granite Wash	100%	-Alberta Crown Lessor Royalty
Alberta Crown PNG 1042 M00775	Twp. 087 Rge. 10 W5M: SW 9 PNG surface to base Granite Wash	50.00%	-Alberta Crown Lessor Royalty
Alberta Crown PNG 17123 M00866	Twp. 088 Rge. 08 W5M: NE 31 PNG surface to base Slave Point	50.00%
-Alberta Crown Lessor Royalty
- Non-convertible GORR of 0.9258456% on 100% of production paid by BOC 50% to Heritageroy 100%
-Non-convertible GORR of 2.5% on 100% of production paid by BOC 50% to Blacklinkrl 50% and Jadak 50%

LEASES	LANDS	VENDOR'S INTEREST	ENCUMBRANCES
Alberta Crown PNG 17123 M00866	Twp. 088 Rge. 08 W5M: NW 31 PNG surface to base Slave Point	100% - Non-convertible GORR of 4% on 100% of production paid by BOC 100% to BOC 76.85386% -Non-convertible GORR of 3.5% on 100% of production paid by BOC 100% to BOC 100%.
- Alberta Crown Lessor Royalty
- Non-convertible GORR of 4% on 100% of production paid by BOC 100% to BOC 76.85386% and Heritageroy 23.14614%
-Non-convertible GORR of 2.5% on 100% of production paid by BOC 100% to Blacklinkrl 50% and Jadak 50%
-Non-convertible GORR of 3.5% on 100% of production paid by BOC 100% to BOC 100%.

Alberta Crown PNG 28266 M00867	Twp. 088 Rge. 09 W5M: NE 26 PNG surface to base Slave Point	50.00%
-Alberta Crown Lessor Royalty
-Non-convertible GORR of 0.9258456% on 100% production paid by BOC 50% to Heritageroy 100%
-Non-convertible GORR of 2.5% on 100% of production paid by BOC 50% to Blacklinkrl 50% and Jadak 50%.

Alberta Crown PNG 28266 M00867	Twp. 088 Rge. 09 W5M: SE 35 PNG surface to base Slave Point	50.00%
-Alberta Crown Lessor Royalty
-Non-convertible GORR of 0.9258456% on 100% production paid by BOC 50% to Heritageroy 100%
-Non-convertible GORR of 2.5% on 100% of production paid by BOC 50% to Blacklinkrl 50% and Jadak 50%.

Alberta Crown PNG 28266 M00867	Twp. 088 Rge. 09 W5M: NE 35 PNG surface to base Slave Point	Non-Convertible GORR: -4% on 100% production paid by Southernpac to BOC 76.85386% -3.5% on 100% production paid by SCCC 100% to BOC 100%	N/A
Alberta Crown PNG 17138 M00869	Twp. 088 Rge. 09 W5M: NE 36 PNG surface to base Slave Point	Non-convertible GORR: -10% on 100% production paid by SCCC 100% to BOC 50% -3.5% on 100% of production paid by Southernpac 100% to BOC 100%.	N/A

LEASES	LANDS	VENDOR'S INTEREST	ENCUMBRANCES
Alberta Crown PNG 17138 M00869	Twp. 088 Rge. 09 W5M: NW 36 PNG surface to base Slave Point	Non-convertible GORR: -10% on 100% production paid by SCCC 100% to BOC 50%	- Non-convertible GORR of 2.5% on 100% production paid by BOC to Bellport 50% and Jadak 50%
Alberta Crown PNG 17124 M00868	Twp. 089 Rge. 08 W5M: SE 6 PNG surface to base Slave Point	37.50% -Non-convertible GORR of 4% on 100% of production paid by BOC 37.50% to BOC 76.85386%
-Alberta Crown Lessor Royalty
-Non-convertible GORR of 4% on 100% of production paid by BOC 37.50% to BOC 76.85386% and Heritageroy 23.14614%
-Non-convertible GORR of 2.5% on 100% of production paid by BOC 37.5% to Blacklinkrl 50% and Jadak 50%

Alberta Crown PNG 17124-A M00874	Twp. 089 Rge. 08 W5M: SW 6 PNG surface to base Slave Point	50.00% -Non-convertible GORR of 4% on 100% of production paid by BOC 50% to BOC 76.85386%
-Alberta Crown Lessor Royalty
-Non-convertible GORR of 4% on 100% of production paid by BOC 50% to BOC 76.85386% and Heritageroy 23.14614%
-Non-convertible GORR of 2.5% on 100% of production paid by BOC 50% to Blacklinkrl 50% and Jadak 50%

Alberta Crown PNG 0593060176 M00876	Twp. 089 Rge. 08 W5M: NE 6, SE 7 (SE 7 excluding production from Slave Point) PNG surface to base Slave Point	45.00%	-Alberta Crown Lessor Royalty
Alberta Crown PNG 0593060176 M00876	Twp. 089 Rge. 08 W5M: SE 7 (production from Slave Point) PNG surface to base Slave Point	Penalty BPPO 45.00% APPO	-Alberta Crown Lessor Royalty
Alberta Crown PNG 129261 M00871	Twp. 089 Rge. 08 W5M: NW 6 PNG surface to base Slave Point (excluding PNG in Bluesky)	69.390375%
-Alberta Crown Lessor Royalty
- Non-convertible GORR of 10% on oil and 15% on gas on 25% of production paid by BOC 100% to Triple C 100%
-Non-convertible GORR of 2% on 100% of production paid by BOC 69.390375% to Obsidianel 100%
-Non-convertible GORR of 2.5% on 100% of production paid by BOC 100% to Blacklinkrl 100%.

Alberta Crown PNG 129261 M00871	Twp. 089 Rge. 08 W5M: NW 6 PNG in Bluesky	69.390375%
-Alberta Crown Lessor Royalty
- Non-convertible GORR of 10% on oil and 15% on gas on 25% of production paid by BOC 100% to Triple C 100%
-Non-convertible GORR of 2% on 100% of production paid by BOC 69.390375% to Obsidianel 100%
-Non-convertible GORR of 2.5% on 100% of production paid by BOC 100% to Blacklinkrl 100%.

LEASES	LANDS	VENDOR'S INTEREST	ENCUMBRANCES
Alberta Crown PNG 129261 M00871	Twp. 089 Rge. 08 W5M: SW 7 PNG surface to base Slave Point	22.50% - Non-convertible GORR of 10% on oil and 15% on gas on 100% of production paid by BOC 22.5% to BOC 4.21875
-Alberta Crown Lessor Royalty
- Non-convertible GORR of 10% on oil and 15% on gas on 100% of production paid by BOC 22.5% to Baytex 9.375%, BOC 4.21875%, Obsidianel 9.375%, Signalta 52.03125% and Triple C 25%.
-Non-convertible GORR of 2% on 100% of production paid by BOC 22.5% to Obsidianel 100%
-Non-convertible GORR of 2.5% on 100% of production paid by BOC 22.5% to Blacklinkrl 100%.

Alberta Crown PNG 129261 M00871	Twp. 089 Rge. 08 W5M: NW 7 (12-7 wellbore only)	100%	N/A
Alberta Crown PNG 129261 M00871	Twp. 089 Rge. 08 W5M: NW 7 (excluding 12-7 Wellbore) PNG surface to base Slave Point	45.00% - Non-convertible GORR of 10% on oil and 15% on gas on 100% of production paid by BOC 45% to BOC 13.78125%
-Alberta Crown Lessor Royalty
- Non-convertible GORR of 10% on oil and 15% on gas on 100% of production paid by BOC 45% to BOC 13.78125%, Praireprov 9.1875%, Signalta 52.03125% and Triple C 25%.
-Non-convertible GORR of 2% on 100% of production paid by BOC 45% to Obsidianel 100%
-Non-convertible GORR of 2.5% on 100% of production paid by BOC 45% to Blacklinkrl 50% and Jadak 50%.

Alberta Crown PNG 129261 M00871	Twp. 089 Rge. 08 W5M: S 18 PNG surface to base Slave Point
30.00%
BPO
45%
 APO
- Convertible GORR of 1/23.8365% (5%-15%) on oil and 15% on gas on 100% of production paid by Baytex 100% to BOC 100%.
-Non-Convertible GORR of 10% on oil and 15% on gas on 100% of production paid by BOC 30% to BOC 4.21875%

-Alberta Crown Lessor Royalty
-Non-Convertible GORR of 10% on oil and 15% on gas on 100% of production paid by BOC 30% to BOC 4.21875%, Baytex 9.375%, Obsidianel 9.375%, Signalta 52.03125% and Triple C 25%.
-Non-convertible GORR of 2% on 100% of production paid by BOC 30% to Obsidianel 100%
-Non-convertible GORR of 2.5% on 100% of production paid by BOC 30% to Blacklinkrl 100%.

LEASES	LANDS	VENDOR'S INTEREST	ENCUMBRANCES
Alberta Crown PNG 129261 M00871	Twp. 089 Rge. 09 W5M: NE1 PNG surface to base Slave Point	100.00% Non-Convertible GORR of 10% on oil and 15% on gas on 100% of production paid by BOC 100% to BOC 3.75%
-Alberta Crown Lessor Royalty
- Non-Convertible GORR of 10% on oil and 15% on gas on 100% of production paid by BOC 100% to BOC 3.75%,  Signalta 46.25% and Triple C 50%.
-Non-convertible GORR of 2% on 100% of production paid by BOC 100% to Obsidianel 100%
-Non-convertible GORR of 2.5% on 100% of production paid by BOC 100% to Blacklinkrl 100%.

Alberta Crown PNG 129261 M00871	Twp. 089 Rge. 09 W5M: NW1, NE 2 PNG surface to base Slave Point	50.00% -Non-Convertible GORR of 10% on oil and 15% on gas on 100% of production paid by BOC 50% to BOC 3.75%
-Alberta Crown Lessor Royalty
-Non-Convertible GORR of 10% on oil and 15% on gas on 100% of production paid by BOC 50% to BOC 3.75%,  Signalta 46.25% and Triple C 50%.
-Non-convertible GORR of 2% on 100% of production paid by BOC 69.390375% to Obsidianel 100%
-Non-convertible GORR of 2.5% on 100% of production paid by BOC 50% to Blacklinkrl 100%.

Alberta Crown PNG 129261 M00871	Twp. 089 Rge. 09 W5M: SW 12 PNG surface to base Slave Point	100% -Non-Convertible GORR of 10% on oil and 15% on gas on 100% of production paid by BOC 100% to BOC 3.75% -Non-convertible GORR of 3% on 100% paid by BOC 100% to BOC 100%
-Alberta Crown Lessor Royalty
-Non-Convertible GORR of 10% on oil and 15% on gas on 100% of production paid by BOC 100% to BOC 3.75%,  Signalta 46.25% and Triple C 50%.
-Non-convertible GORR of 2% on 100% of production paid by BOC 100% to Obsidianel 100%
-Non-convertible GORR of 2.5% on 100% of production paid by BOC 100% to Blacklinkrl 100%.
-Non-convertible GORR of 3% on 100% paid by BOC 100% to BOC 100%

Alberta Crown PNG 129261 M00871	Twp. 089 Rge. 09 W5M: N 12, SE 12 PNG surface to base Slave Point	22.5% -Non-Convertible GORR of 10% on oil and 15% on gas on 100% of production paid by BOC 22.5% to BOC 3.75%
-Alberta Crown Lessor Royalty
-Non-Convertible GORR of 10% on oil and 15% on gas on 100% of production paid by BOC 22.5% to BOC 3.75%,  Signalta 46.25% and Triple C 50%.
-Non-convertible GORR of 2% on 100% of production paid by BOC 22.5% to Obsidianel 100%
-Non-convertible GORR of 2.5% on 100% of production paid by BOC 22.5% to Blacklinkrl 100%.

LEASES	LANDS	VENDOR'S INTEREST	ENCUMBRANCES
Alberta Crown PNG 129261 M00871	Twp. 089 Rge. 09 W5M: SE 13 PNG surface to base Slave Point	45.00% -Non-Convertible GORR of 10% on oil and 15% on gas on 100% of production paid by BOC 45% to BOC 3.75%
-Alberta Crown Lessor Royalty
-Non-Convertible GORR of 10% on oil and 15% on gas on 100% of production paid by BOC 45% to BOC 3.75%,  Signalta 46.25% and Triple C 50%.
-Non-convertible GORR of 2% on 100% of production paid by BOC 45% to Obsidianel 100%
-Non-convertible GORR of 2.5% on 100% of production paid by BOC 45% to Blacklinkrl 100%.

Alberta Crown PNG 28265 M00865	Twp. 089 Rge. 08 W5M: NE 18 PNG surface to base Slave Point	45.00%
-Alberta Crown Lessor Royalty
-Non-convertible GORR of 0.9258456% on 100% production paid 45% BOC to Heritageroy 100%
-Non-convertible GORR of 2.5% on 100% of production paid by BOC 45% to Blacklinkrl 50% and Jadak 50%.

Alberta Crown PNG 28265 M00865	Twp. 089 Rge. 08 W5M: NW 18 PNG surface to base Slave Point	100% -Non-convertible GORR of 4% on 100% production paid 100% BOC to BOC 76.85386% -Non-convertible GORR of 3.5% on 100% production paid by BOC 100% to BOC 100%.
-Alberta Crown Lessor Royalty
- Non-convertible GORR of 4% on 100% production paid 100% BOC to BOC 76.85386% and Heritageroy 23.14614%
-Non-convertible GORR of 2.5% on 100% of production paid by BOC 100% to Blacklinkrl 50% and Jadak 50%.
- Non-convertible GORR of 3.5% on 100% production paid by BOC 100% to BOC 100%.

Alberta Crown PNG 28265 M00865	Twp. 089 Rge. 08 W5M: S 19 PNG surface to base Slave Point	50.00% -Non-convertible GORR of 4% on 100% production paid 100% BOC to BOC 76.85386%
-Alberta Crown Lessor Royalty
-Non-convertible GORR of 4% on 100% production paid 100% BOC to BOC 76.85386% and Heritageroy 23.14614%
-Non-convertible GORR of 2.5% on 100% of production paid by BOC 100% to Blacklinkrl 50% and Jadak 50%.

Alberta Crown PNG 28265 M00865	Twp. 089 Rge. 09 W5M: NE 13 PNG surface to base Slave Point	27.00%
-Alberta Crown Lessor Royalty
-Non-convertible GORR of 0.9258456% on 100% production paid 27% BOC to Heritageroy 100%
-Non-convertible GORR of 2.5% on 100% of production paid by BOC 27% to Blacklinkrl 50% and Jadak 50%.

Alberta Crown PNG 17139 M00870	Twp. 089 Rge. 09 W5M: SE 1 PNG surface to base Slave Point	50.00%
-Alberta Crown Lessor Royalty
-Non-convertible GORR of 0.9258456% on 100% production paid 50% BOC to Heritageroy 100%
-Non-convertible GORR of 2.5% on 100% of production paid by BOC 50% to Blacklinkrl 50% and Jadak 50%.

LEASES	LANDS	VENDOR'S INTEREST	ENCUMBRANCES
Alberta Crown PNG 17139 M00870	Twp. 089 Rge. 09 W5M: SW 1 PNG surface to base Slave Point	100% -Non-convertible GORR of 4% on 100% production paid 100% BOC to BOC 100% -Non-convertible GORR of 2.5% on 100% of production paid by BOC 100% to BOC 100%	-Alberta Crown Lessor Royalty - Non-convertible GORR of 4% on 100% production paid 100% BOC to BOC 100% -Non-convertible GORR of 2.5% on 100% of production paid by BOC 100% to BOC 100%.
Alberta Crown PNG 17139 M00870	Twp. 089 Rge. 09 W5M: SE 2 PNG surface to base Slave Point	50.00%
-Alberta Crown Lessor Royalty
-Non-convertible GORR of 0.9258456% on 100% production paid 50% BOC to Heritageroy 100%
-Non-convertible GORR of 2.5% on 100% of production paid by BOC 50% to Blacklinkrl 50% and Jadak 50%.

Alberta Crown PNG 0596080248 M00872	Twp. 089 Rge. 09 W5M: NE 13 PNG base Slave Point to base Granite Wash	27.00%	-Alberta Crown Lessor Royalty
Alberta Crown PNG 0581050157 M00875	Twp. 089 Rge. 09 W5M: SW 27 PNG surface base Granite Wash (excluding PNG in Wabiskaw member)	62.50%	-Alberta Crown Lessor Royalty

This is Schedule "B" to a Purchase and Sale Agreement made December 14th, 2017 between Barnwell of Canada, Limited, as Vendor, and Mount Bastion Oil & Gas Corp., as Purchaser

RIGHTS OF FIRST REFUSAL

RIGHT OF FIRST REFUSAL ASSETS (File)	ASSOCIATED AGREEMENT (File)	RESPONSE PERIOD	VENDOR INTEREST	ENCUMBRANCES	WELLS
Twp. 087 Rge. 09 W5M:
Pt. NE 8, Pt. SW 9
PNG surface to top Slave Point

Twp. 087 Rge. 9 W5M:
Pt. SW 9
PNG in Slave Point
(Unitized zone)

Twp. 087 Rge. 09 W5M:
Pt. NE 8, Pt. SW 9
PNG base Slave Point to base Granite Wash
(M00262)

Twp. 087 Rge. 9 W5M:
NE 4, SE 8, SE 9 & Pt. SW 9
PNG surface to top Slave Point

Twp. 087 Rge. 09 W5M:
NE 4, SE 8, Pt. SW 9, SE 9
PNG in Slave Point
(Unitized Zone)

Twp. 087 Rge. 09 W5M:
 NE 8, N 9
PNG surface to base Slave Point
(M01273)

Twp. 087 Rge. 09 W5M:
NW 9, Pt. SW 9
PNG base Slave Point to base Granite Wash

Twp. 087 Rge. 09 W5M: SE8
PNG base Slave Point to base Granite Wash

	Operating Agreement dated October 31, 1986 made among Barnwell of Canada, Limited, BP Resources Canada Limited, Ethyl Petroleum Corporation, Husky Oil Operations Ltd., Ryerson Oil and Gas Limited and Ulster Petroleums Ltd. (C00214) [ROFR Applicable]	20 days	31.25%
-Alberta Crown Lessor Royalty
- Non-Convertible GORR of 1/150 (5-15%) on oil and 15% on gas on 50% of production paid by BOC 50% to Freehold PTP 25% and Harvest OP 75%

-Indian Oil & Gas Lessor Royalty
-Non-Convertible GORR of 1/150 (5-15%) on oil and 15% on gas on 50% of production paid by BOC 50% to Freehold PTP 25% and Harvest OP 75%

-Indian Oil & Gas Lessor Royalty
-Non-Convertible GORR of 1/150 (5-15%) on oil and 15% on gas on 50% of production paid by BOC 50% to Freehold 50% and Harvest 50%

100/02-08-087-09 W5/00
100/08-08-087-09 W5/00
100/09-08-087-09 W5/00
100/09-08-087-09 W5/02
100/02-09-087-09 W5/00
100/04-09-087-09 W5/00
100/06-09-087-09 W5/00
100/06-09-087-09 W5/02
100/09-09-087-09 W5/00
102/09-09-087-09 W5/00
100/11-09-087-09 W5/00
100/11-09-087-09 W5/02
100/12-09-087-09 W5/00
100/14-09-087-09 W5/00

and

all Unit Wells

RIGHT OF FIRST REFUSAL ASSETS (File)	ASSOCIATED AGREEMENT (File)	RESPONSE PERIOD	VENDOR INTEREST	ENCUMBRANCES	WELLS
Twp. 087 Rge. 09 W5M: NW 4, NE 5 PNG in Slave Point (Unitized zone) (M01273) Twp. 087 Rge. 09 W5M: NW 4, NE 5 PNG base Slave Point to base Granite Wash		20 days	23.25%
-Indian Oil & Gas Lessor Royalty
-Non-Convertible GORR of 1/150 (5-15%) on oil and 15% on gas on 50% of production paid by BOC 50% to Freehold PTP 25% and Harvest OP 75%

-Indian Oil & Gas Lessor Royalty
-Non-Convertible GORR of 1/150 (5-15%) on oil and 15% on gas on 50% of production paid by BOC 23.25% to Freehold PTP 25% and Harvest OP 75%

Twp. 089 Rge. 09 W5M: NE 13 PNG surface to base Slave Point (M00865) NE 13 PNG base Slave Point to base Granite Wash (M00872)	Proposed Equalization Agreement dated March 13, 2002 made between Baytex Energy Partnership and Barnwell of Canada, Limited (C00514) [ROFR Exemption Applicable]	30 days	27.00%
-Alberta Crown Lessor Royalty
-Non-convertible GORR of 0.9258456% on 100% production paid 27% BOC to Heritageroy 100%
-Non-convertible GORR of 2.5% on 100% of production paid by BOC 27% to Blacklinkrl 50% and Jadak 50%.

-Alberta Crown Lessor Royalty
				100/10-13-089-09 W5/00 102/10-13-089-09 W5/00

RIGHT OF FIRST REFUSAL ASSETS (File)	ASSOCIATED AGREEMENT (File)	RESPONSE PERIOD	VENDOR INTEREST	ENCUMBRANCES	WELLS
Twp. 085 Rge. 09 W5M: NE 31 PNG surface to base Granite Wash (M00777)	Joint Operating Agreement dated January 10, 1985 made between Ulster Petroleums Ltd. and Ryerson Oil and Gas Limited (C00611) [ROFR Exemption Applicable]	20 days	30.00%	-Indian Oil & Gas Lessor Royalty	100/10-31-085-09 W5/00 100/15-31-085-09 W5/00
Twp. 086 Rge. 12 W5M: NE & SW 15 PNG surface to base Granite Wash (M00989)	Farmout, Joint Operating and Royalty Agreement dated June 15, 1993 made among Eagle Resources Ltd., AEC Oil and Gas a Division of Alberta Energy Company Ltd. and Numac Oil & Gas Ltd. (C00622) [ROFR Exemption Applicable]	20 days	5.555%	-Alberta Crown Lessor Royalty -Non-Convertible GORR of 15% on 20% of production paid by BOC 5.555% to Canamaxenl 100%	100/06-15-086-12 W5/00 100/16-15-086-12 W5/00

This is Schedule "C" to a Purchase and Sale Agreement made December 14th, 2017 between Barnwell of Canada, Limited, as Vendor, and Mount Bastion Oil & Gas Corp., as Purchaser

UNIT

UNIT DESCRIPTION (File)	VENDOR'S INTEREST
Loon Lake Slave Point "G" Pool Unit (Unit Agreement and Unit Operating Agreement) (U00109)	5.49300%

This is Schedule "D" to a Purchase and Sale Agreement made December 14th, 2017 between Barnwell of Canada, Limited, as Vendor, and Mount Bastion Oil & Gas Corp., as Purchaser

WELLS

All Unit wells, being those wells owned by and operated under the Unit; and the following specific wells:
UWI	WELL NAME	LICENSE NUMBER
100/10-31-085-09W5/00	Star et al Loon 10-31-85-9	0196905
100/15-31-085-09W5/00	Star et al Loon 15-31-85-9	0139261
100/03-26-086-08W5/00	REC Red Earth 3-26-86-8	0147296
100/02-15-086-12W5/00	Sword Kitty 2-15-86-12	0157064
100/06-15-086-12W5/00	Forte Kitty 6-15-86-12	0158640
100/16-15-086-12W5/00	Forte Kitty 16-15-86-12	0158695
100/01-27-086-12W5/00	Barrick Kitty 01-27-86-12	0392032
100/12-01-087-09W5/00	Star et al Red Earth 12-1-87-9	0045343
100/04-09-087-09W5/00	Star et al Loon 4-9-87-9	0212566
100/06-09-087-09W5/00	Star et al Loon 6-9-87-9	0117444
100/06-09-087-09W5/02	Star et al Loon 6-9-87-9	0117444
100/02-11-087-09W5/00	Harvest Red Earth 2-11-87-9	0357150
100/02-11-087-09W5/02	Harvest Red Earth 2-11-87-9	0357150
100/01-11-087-09W5/00	Harvest RedE 1-11-87-9	0325912
100/07-11-087-09W5/00	Star et al Red Earth 7-11-87-9	0117576
100/08-11-087-09W5/00	Star et al Red Earth 8-11-87-9	0048732
100/09-11-087-09W5/00	Star et al Red Earth 9-11-87-9	0062788
100/13-02-087-09W5/02	Star et al Red Earth 13-2-87-9	0056249
100/14-02-087-09W5/00	Star et al Red Earth 14-2-87-9	0128046
100/14-02-087-09W5/02	Star et al Red Earth 14-2-87-9	0128046
100/09-08-087-09W5/00	Star et al Loon 9-8-87-9	0127018
100/09-08-087-09W5/02	Star et al Loon 9-8-87-9	0127018
100/13-04-087-09W5/00	FET Loon 13-4-87-9	0127017
100/09-09-087-09W5/00	Star et al Loon 9-9-87-9	0122860
102/09-09-087-09W5/00	Ulster et al Loon 9-9-87-9	0132723
100/11-09-087-09W5/02	Star et al Loon 11-9-87-9	0125187
100/02-08-087-09W5/00	Star et al Loon 2-8-87-9	0122891
100/02-08-087-09W5/02	Star et al Loon 2-8-87-9	0122891
100/08-08-087-09W5/00	Harvest Loon 8-8-87-9	0414065
100/11-09-087-09W5/00	Star et al Loon 11-9-87-9	0125187
100/12-09-087-09W5/00	Star et al Loon 12-9-87-9	0214668
100/14-09-087-09W5/00	Star et al Loon 14-9-87-9	0212362
100/03-11-087-09W5/00	Star et al Red Earth 3-11-087-09	0051553
100/04-11-087-09W5/00	Star et al Red Earth 4-11-087-09	0132536
100/11-11-087-09W5/00	Star et al Red Earth 1-11-087-09	0074155
100/03-08-087-09W5/00	Star et al Loon 3-8-87-9	0125331
100/03-08-087-09W5/02	Star et al Loon 3-8-87-9	0125331
100/02-09-087-09W5/00	FET Loon 2-9-087-9	0212544
100/04-09-087-09W5/00	Star et al Loon 4-9-87-9	0212566

UWI	WELL NAME	LICENSE NUMBER
100/10-06-087-09W5/00	Star et al Loon 10-6-87-9	0239795
100/02-09-087-10W5/00	Barnwell Lubicon 2-9-87-10	0033566
100/12-31-088-08W5/00	Barnwell RedE 12-31-88-8	0044529
100/09-35-088-09W5/00	SCCC Petroleum Red Earth 9-35-88-9	0039196
100/13-36-088-09W5/00	SCCC Petroleum Red Earth 13-36-88-9	0256624
100/02-06-089-08W5/00	Dorset et al Red Earth 2-6-89-8	0120316
100/04-06-089-08W5/00	Dorset et al Red Earth 4-6-89-8	0089011
100/15-06-089-08W5/00	Baytex Red Earth 15-6-89-8	0210427
100/02-07-089-08W5/00	Baytex Red Earth 2-7-89-8	0367741
100/12-06-089-08W5/00	Barnwell Red E 12-6-89-8	0035963
100/12-07-089-08W5/00	Barnwell Red E 12-7-89-8	0044528
100/12-07-089-08W5/02	Barnwell Red E 12-7-89-8	0044528
100/14-07-089-08W5/00	Dorset Red Earth 14-7-89-8	0204927
100/05-18-089-08W5/02	Dorset Red Earth 5-18-89-8	0202561
100/07-18-089-08W5/00	Dorset Red Earth 7-18-89-8	0205513
100/10-01-089-09W5/00	Barnwell et al Red Earth 10-1-89-9	0133264
100/03-12-089-09W5/00	Barnwell Red E 3-12-89-9	0041934
100/10-12-089-09W5/00	Baytex HZ RedEarth 10-12-089-9	0430856
100/09-18-089-08W5/00	Dorset Red Earth 9-18-89-8	0205463
100/09-18-089-08W5/02	Dorset Red Earth 9-18-89-8	0205463
100/09-18-089-08W5/03	Dorset Red Earth 9-18-89-8	0205463
100/11-18-089-08W5/00	Barnwell Red E 11-18-89-8	0042112
100/02-19-089-08W5/00	Baytex Red Earth 2-19-89-8	0210447
100/04-19-089-08W5/00	Baytex Red Earth 4-19-89-8	0265532
100/06-19-089-08W5/00	Baytex Red Earth 6-19-89-8	0265533
100/10-13-089-09W5/00	Dorset 02 Red Earth 10-13-89-9	0199928
102/10-13-089-09W5/02	Dorset Red Earth 10-13-89-9	0212206
100/04-01-089-09W5/00	Barnwell Red E 4-1-89-9	0037731

This is Schedule "E" to a Purchase and Sale Agreement made December 14th, 2017 between Barnwell of Canada, Limited, as Vendor, and Mount Bastion Oil & Gas Corp., as Purchaser

FACILITIES

Vendor's entire right, title and interest in and to the facilities associated with the Wells and Pipelines, including Vendor's entire right, title and interest in and to those facilities set forth below, but excluding any facilities comprising part of the Excluded Assets:

FILES	FACILITY AGREEMENT	VENDOR'S INTEREST (UI*,PI**,FUPI***)	FACILITY LICENCE
F00104	Kitty 02-15-086-12 W5M Battery		F17111
	Injection Plant		F17112
F00113	Red Earth 08-11-087-09 W5M Battery CO & O January 1, 1995	31.25%	F17185
F00115	Loon Area CO & O (oil gathering, Treating, & SWD February 1,1989		W0295552
F00115	Satellite "A" 11-09-087-09 W5M	23.3761%	F21781
F00115	Satellite "B" 15-05-087-09 W5M	8.8845%	F17182
F00115	Satellite "C" 11-30-086-09 W5M	0.00%	F21773
F00115	Satellite "D" 02-05-087-09 W5M	5.4930%	F21787
F00115	Satellite "E" 10-08-086-09 W5M	0.00%	F17091
F00115	Satellite "F" 02-05-087-09 W5M	0.00%	F21787
F00115	Satellite "G" 14-09-087-09 W5M	23.3761%
F00115	Satellite "H" 02-08-087-09 W5M	8.8845%	F28877
F00115	North Lateral Gathering System "A"	12.8248%
F00115	South Lateral Gathering System "B"	0.00%
F00115	Central Battery & Trucking Terminal 13-29-086-09 W5M	7.6940%	F17093
F00115	Salt Water Disposal at well 13-29-086-09 W5M	6.0428%	F17092
F00130	Red Earth Central 12-28-088-08 W5M CO & O May 9, 1985	3.666%	F17334

This is Schedule "F" to a Purchase and Sale Agreement December 14th, 2017
between Barnwell of Canada, Limited, as Vendor, and Mount Bastion Oil & Gas Corp. as Purchaser

PIPELINES

Vendor's entire right, title and interest in and to all pipelines associated with the Unit, Wells and Facilities (including flowlines and gathering lines) but excluding any and all pipelines (including flowlines and gathering lines) forming part of the Excluded Assets.

This is Schedule "G" to a Purchase and Sale Agreement December 14th, 2017
between Barnwell of Canada, Limited, as Vendor, and Mount Bastion Oil & Gas Corp. as Purchaser

EXCLUDED ASSETS

NONE

This is Schedule "H" to a Purchase and Sale Agreement made December 14th, 2017 between Barnwell of Canada, Limited, as Vendor, and Mount Bastion Oil & Gas Corp., as Purchaser

AFEs

AFE NUMBER	AFE DESCRIPTION
Harvest 201752061	$37,000 GR / $2,856.40 Net

This is Schedule "I" to a Purchase and Sale Agreement made December 14th, 2017 between Barnwell of Canada, Limited, as Vendor, and Mount Bastion Oil & Gas Corp., as Purchaser

PRODUCTION SALES CONTRACTS

NONE OVER 30 DAYS

This is Schedule "J" to a Purchase and Sale Agreement made December 14th, 2017 between Barnwell of Canada, Limited, as Vendor, and Mount Bastion Oil & Gas Corp., as Purchaser

GENERAL CONVEYANCE

This Conveyance is made ______________●, 2018

BETWEEN:

BARNWELL OF CANADA, LIMITED,
a corporation, in its personal capacity and its capacity as agent and attorney
("Vendor")

‑ and ‑

MOUNT BASTION OIL & GAS CORP.
a corporation
("Purchaser")

WHEREAS Vendor has agreed to sell and convey the Assets to Purchaser and Purchaser has agreed to purchase and accept the Assets from Vendor;

THE PARTIES AGREE AS FOLLOWS:

1.	Definitions

In this Conveyance, including the recitals, "Sale Agreement" means the Purchase and Sale Agreement made December 14th, 2017 between Vendor and Purchaser.  In addition, the definitions provided for in the Sale Agreement are adopted in this Conveyance.

2.	Conveyance

Vendor, for the consideration provided for in the Sale Agreement, the receipt and sufficiency of which Vendor acknowledges, hereby sells, assigns, transfers and conveys the Assets to Purchaser, and Purchaser purchases and accepts the Assets from Vendor, TO HAVE AND TO HOLD the same absolutely, subject to the terms of the Sale Agreement, the Permitted Encumbrances and compliance with the terms of the Leases.

3.	Effective Date

This Conveyance is effective as of the Effective Date.

4.	Subordinate Document

This Conveyance is executed and delivered by the Parties pursuant to the Sale Agreement for the purposes of the provisions of the Sale Agreement, and the terms hereof shall be read in conjunction with the terms of the Sale Agreement.  The Sale Agreement shall prevail if there is a conflict between the provisions of the Sale Agreement and this Conveyance.

5.	Enurement

This Conveyance shall enure to the benefit of and is binding upon the Parties and their respective successors and permitted assigns.

6.	Further Assurances

Each Party shall, after the date of this Conveyance, at the other Party's request and without further consideration, do all further acts and execute and deliver all further documents which are reasonably required to perform and carry out the terms of this Conveyance.

7.	Counterpart Execution

This Conveyance may be executed in as many counterparts as are necessary and all executed counterparts together shall constitute one agreement.

IN WITNESS WHEREOF the Parties have duly executed this Conveyance.

BARNWELL OF CANADA, LIMITED,
in its personal capacity and in its capacity as agent and attorney

Per:
Lloyd Arnason, P. Eng.
President & Chief Operating Officer

MOUNT BASTION OIL & GAS CORP.

Per:
President

Per:
Sumir Saini
Vice President Land

This is the execution page to the General Conveyance made _______●, 2018 between
Barnwell of Canada, Limited, as Vendor, and, Mount Bastion Oil & Gas Corp. as Purchaser

This is Schedule "K" to a Purchase and Sale Agreement made December 14th, 2017 between
Barnwell of Canada, Limited, as Vendor, and Mount Bastion Oil & Gas Corp., as Purchaser

CERTIFICATE

RE:	Purchase and Sale Agreement made December 14th,2017 between Barnwell of Canada, Limited, as Vendor, and Mount Bastion Oil & Gas Corp., as Purchaser (the "Agreement")

Unless otherwise stated, the definitions provided for in the Agreement are adopted in this Certificate.

● ("Vendor") [("Purchaser")] hereby certifies that as of the date of this Certificate:

1.                          In all material respects, Vendor [Purchaser] has performed or complied with each of the terms, covenants and conditions of the Agreement to be performed or complied with by Vendor [Purchaser] on or prior to the Closing Date.

2.                          Each of Vendor's [Purchaser's] representations and warranties contained in Article 6 of the Agreement was true and correct in all material respects as of the date of the Agreement and each is true and correct in all material respects as of the Closing Date.

3.                          There has been no alteration of, or damage to, the Assets in the period from the Effective Date to the Closing Date.

4.                          This Certificate is made with full knowledge that Purchaser [Vendor] is relying on the same for Closing.

5.	This Certificate is being provided by the undersigned in their capacity as the officer of Vendor (Purchaser) and not in any personal capacity.

IN WITNESS WHEREOF the undersigned has executed this Certificate on __________●, 2018.

●

Per:
Name:
Title:

This is Schedule "L" to a Purchase and Sale Agreement made December 14th, 2017 between Barnwell of Canada, Limited, as Vendor, and Mount Bastion Oil & Gas Corp., as Purchaser

VENDOR PARTNERS

US PARTNER	METHOD OF ACQUISITION
Dr. Joseph E. Magaro	Power of Attorney - $105,000 under 2.4(b)
The Estate of R. David Sudarsky	Power of Attorney - $105,000 under 2.4(b)
George T. Beebe	Quitclaim
Cosmo D. Bitetti	Quitclaim
John N. Blackman	Quitclaim
Mark Blackman	Quitclaim
Dr. Jack Dodick	Quitclaim
Susan Eisenstat	Quitclaim
Robert H. Elkes	Quitclaim
Brett Enterprises	Quitclaim
Dr. Jean Fasano	Quitclaim
Phillip Fisher	Quitclaim
Steven Furer	Quitclaim
George J. Green	Quitclaim
Victor Groisser	Quitclaim
Carol Ann Heller Kallet	Quitclaim
Melvin S. Heller	Quitclaim
Benjamin Hoffman	Quitclaim
Burton R. Hoffner	Quitclaim
Annette Katzin	Quitclaim
Alan Lefkowitz	Quitclaim
Manuel L. Matnick	Quitclaim
Emmanuel Metz	Quitclaim
Mullholland, Kaufman & Brady, Inc.	Quitclaim
Else Sackler	Quitclaim
Walter Weitzner	Quitclaim
David Wilson	Quitclaim